UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

Bruker Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRUKER CORPORATION

Proxy Statement

Innovation with Integrity

BRUKER CORPORATION

40 Manning Road

Billerica, MA 01821

(978) 663-3660

Dear Stockholder:

On behalf of the Board of Directors and management of Bruker Corporation, I would like to invite you to attend our 2024 Annual Meeting of Stockholders to be held on Thursday, May 30, 2024 at 9:30 a.m., Eastern Time, online via the Internet as a virtual web conference at www.virtualshareholdermeeting.com/BRKR2024.

The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, and Proxy Card accompany this letter.

Our 2024 Annual Meeting of Stockholders will be conducted exclusively via the Internet as a virtual web conference. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting physically in person. However, you can attend the Annual Meeting online, vote your shares during the online meeting and submit questions during the online meeting by visiting the above-mentioned website.

Pursuant to certain rules of the U.S. Securities and Exchange Commission that allow issuers to furnish proxy materials to stockholders over the Internet, we are posting our proxy materials on the Internet and delivering a Notice of Internet

Availability of Proxy Materials, or the Notice, on or about April 19, 2024, containing instructions on how to access or request a copy of our Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2023. This process substantially reduces the costs associated with printing and distributing our proxy materials.

All stockholders are invited to attend the Annual Meeting. Whether or not you attend the Annual Meeting, you are urged to vote as soon as possible. You may vote over the Internet prior to the Annual Meeting or virtually at the Annual Meeting, by telephone, or, if you requested printed copies of our proxy materials, by completing, dating and returning a Proxy Card.

Please review the instructions on the Notice or on the Proxy Card regarding your voting options. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important.

I look forward to your participation and thank you for your continued support.

Sincerely,

Frank H. Laukien, Ph.D.
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

Notice is hereby given that the 2024 Annual Meeting of the Stockholders of Bruker Corporation, or the Company, will be held on Thursday, May 30, 2024, at 9:30 a.m., Eastern Time, online via live webcast at www.virtualshareholdermeeting.com/ BRKR2024, for the following purposes:

1.
To elect the nominees for director named in the accompanying Proxy Statement to hold office until the 2027 Annual Meeting of Stockholders.
2.
To hold an advisory vote to approve the 2023 compensation of our named executive officers.
3.
To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2024.
4.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 1, 2024, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during ordinary business hours for 10 days prior to the Annual Meeting at our principal executive offices at 40 Manning Road, Billerica, MA 01821. This stockholder list will also be available for review online during the Annual Meeting.

By order of the Board of Directors

Frank H. Laukien, Ph.D.
Chairman, President and Chief Executive Officer

Billerica, Massachusetts

April 19, 2024

**************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 30, 2024:

This Proxy Statement and the accompanying Annual Report are available electronically at:

https://ir.bruker.com/financial-info/annual-meeting-materials/.

BRUKER CORPORATION

2024 ANNUAL MEETING OF STOCKHOLDERS PROXY STATEMENT TABLE OF CONTENTS

BRUKER CORPORATION

PROXY STATEMENT

We are furnishing this Proxy Statement in connection with the solicitation of proxies by our Board of Directors, or Board, for use at our 2024 Annual Meeting of Stockholders, or the 2024 Annual Meeting, to be held on May 30, 2024, in the virtual meeting format set forth in the notice of the meeting and at any adjournments of the meeting. We are providing access to our proxy materials over the Internet. On April 19, 2024, we mailed a Notice of Internet Availability of Proxy Materials, or the Notice, to stockholders, unless they requested a printed copy of our proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote. If you would like to receive a paper or e-mail copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, the materials will also include a Proxy Card for the 2024 Annual Meeting.

Throughout this Proxy Statement, the terms “we,” “us,” “our” and “Bruker” refer to Bruker Corporation.

GENERAL INFORMATION ABOUT THE 2024 ANNUAL MEETING AND VOTING MATTERS

The 2024 Annual Meeting will be conducted as a virtual meeting of stockholders. We will host the 2024 Annual Meeting live online via webcast. You will be able to attend the 2024 Annual Meeting online, vote your shares online during the 2024 Annual Meeting and submit your questions online during the 2024 Annual Meeting by visiting www. virtualshareholdermeeting.com/BRKR2024. There will not be a physical meeting location and you will not be able to attend the 2024 Annual Meeting physically in person. The webcast will start at 9:30 a.m., Eastern Time, on Thursday, May 30, 2024. You will need the control number included on your Notice, Proxy Card or in the instructions from your broker in order to be able to enter the 2024 Annual Meeting online. Information contained on this website is not incorporated by reference into this Proxy Statement or any other report we file with the U.S. Securities and Exchange Commission, or the SEC.

Please go to www.virtualshareholdermeeting.com/BRKR2024 before the start of the meeting for instructions on how to attend and participate online. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, there will be a toll-free number and international number available on www.virtualshareholdermeeting.com/BRKR2024. Technicians will be ready to assist you with any technical difficulties you may have, beginning 15 minutes prior and through the conclusion of the meeting. You will have the ability to test the system before the 2024 Annual Meeting starts.

The holders of a majority in interest of all of our common stock, par value $0.01 per share, or Common Stock, issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the 2024 Annual Meeting in order to constitute a quorum for the transaction of business. Each share of our Common Stock outstanding on the record date of April 1, 2024, will be entitled to one vote on all matters.

A description of the voting requirements and related effect of abstentions and broker non-votes on each item proposed for stockholder action is as follows:

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions, “Withhold” Votes and Broker Non-Votes
Item 1 – Election of Three Class III Directors:	■ “For” all nominees;	“For” all nominees	Plurality: the individuals who receive the greatest number of votes cast “For” will be elected	No impact on election outcome
■ William Linton, Ph.D.	■ “Withhold” for all nominees; or
■ Adelene Q. Perkins	■ “Withhold” from one or more nominees
■ Robert J. Rosenthal, Ph.D.
Item 2 – Approval on an Advisory Basis of the 2023 Compensation of Our Named Executive Officers	“For,” “Against,” or “Abstain”	“For”	Majority of shares present and entitled to vote	■ Abstentions are treated as votes “against” ■ Broker non-votes have no effect
Item 3 – Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year 2024	“For,” “Against,” or “Abstain”	“For”	Majority of shares present and entitled to vote	■ Abstentions are treated as votes “against” ■ There are no broker non- votes since brokers, banks or other nominees may vote customers’ shares in their discretion

1	Bruker Proxy Statement 2024

Any proxy that is voted according to the instructions included in the Notice or on the Proxy Card will be voted in the manner instructed by the stockholder, and if Proxy Cards are signed and returned but no instructions are given, the shares represented thereby will be voted “FOR” all nominees for director in Proposal No. 1, and “FOR” approval of Proposals No. 2 and 3. In addition, if other matters come before the meeting, the persons named in the accompanying proxy will have discretion to vote on those matters in accordance with their best judgment. Stockholders of record may revoke their proxies by attending the 2024 Annual Meeting online and virtually casting their votes or by giving written notice of revocation to the Secretary of Bruker at any time before the proxy is exercised. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote at the meeting online unless you first obtain a proxy issued in your name from the record holder.

If your shares are held in the “street name” of a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to certain of the proposals to be acted upon. If the broker or nominee is not given instructions as to how to vote such shares, the broker has authority to vote those shares for or against “routine” matters, such as Proposal No. 3. Brokers cannot vote on their customers’ behalf on “non-routine” matters such as Proposals No. 1, and 2. If you do not provide voting instructions for each of these proposals, this will result in a “broker non-vote” with respect to the matters for which you did not provide voting instructions. If the brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions, those shares will be counted for purposes of establishing a quorum to conduct business at the 2024 Annual Meeting, but will not be counted for purposes of determining whether stockholder approval of the particular matter has been obtained.

We will bear the cost of any proxy solicitation. Although we expect that the solicitation will be primarily by mail and e-mail, regular employees or our representatives (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone or in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at our expense.

Our principal executive offices are located at 40 Manning Road, Billerica, Massachusetts 01821, and our telephone number is (978) 663-3660.

Record Date and Voting Securities

Only stockholders of record at the close of business on April 1, 2024, or the Record Date, are entitled to notice of and to vote at the 2024 Annual Meeting. As of the Record Date, 145,334,691 shares of Common Stock were outstanding and entitled to vote. Each outstanding share of our Common Stock entitles the record holder to one vote. Broadridge Financial Solutions, Inc., or Broadridge, will tabulate all votes that are received prior to the 2024 Annual Meeting. The inspector of elections, who will be one of our employees or a representative of Morgan, Lewis & Bockius LLP, will receive Broadridge’s tabulation, tabulate all other votes, and certify the voting results.

Bruker Proxy Statement 2024	2

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides that our Board will consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year for a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board, each class consisting, as nearly as possible, of one-third the total number of directors. There are currently 10 members of our Board, consisting of three Class II directors serving terms expiring at our Annual Meeting of Stockholders in 2026, four Class I directors serving terms expiring at our Annual Meeting of Stockholders in 2025 and three Class III directors serving terms expiring at the 2024 Annual Meeting. The three current Class III directors whose terms expire at our 2024 Annual Meeting of Stockholders are William A. Linton, Ph.D., Adelene Q. Perkins and Robert J. Rosenthal, Ph.D.

The first proposal on the agenda for the 2024 Annual Meeting is the election of William A. Linton, Ph.D., Adelene Q. Perkins and Robert J. Rosenthal, Ph.D. to serve as Class III directors for three-year terms beginning at the 2024 Annual Meeting and ending at our Annual Meeting of Stockholders in 2027, or in each case, until a successor has been duly elected and qualified. Each of Drs. Linton and Rosenthal and Ms. Perkins is currently serving as a Class III director. All nominees were unanimously approved by our Board, including unanimous approval by our independent directors, upon the recommendation of the Nominating & Governance Committee.

Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees as director. If any nominee is unwilling or unable to serve as a nominee for director at the time of the 2024 Annual Meeting, the proxies may be voted for a substitute nominee who will be designated by the present Board to fill such vacancy. Alternatively, if no such nominee is designated, a vacancy will be created in Class III. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

The Board of Directors recommends a vote FOR the election of William A. Linton, Ph.D., Adelene Q. Perkins and Robert J. Rosenthal, Ph.D. to serve as Class III directors.

3	Bruker Proxy Statement 2024

CORPORATE GOVERNANCE

Certain Information Regarding Directors and Nominees

The biographies of the nominees and each of our continuing directors are below and include the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director of Bruker.

Nominees for Election to a Three-Year Term Expiring at the 2027 Annual Meeting

William A. Linton, Ph.D.	Age 76	Director Since 2000

Since 1978, Dr. Linton has served as the Chairman, President and Chief Executive Officer of Promega Corporation in Madison, Wisconsin, a privately held life science supply company founded by Dr. Linton. Dr. Linton received a Bachelor of Science degree from University of California, Berkeley in 1970 and honorary doctorate degrees from Hannam University (Korea) in 2004 and the University of Wisconsin Madison in 2015. Dr. Linton is a director of ALDA, a director of Heffter Research Institute (a non-profit research institute), a member of the Supervisory Board of Eppendorf AG, Hamburg (a private life sciences company), founder and Executive Director of Usona Institute (a non-profit medical research organization) and President of the BioPharmaceutical Technology Center Institute (a non- profit organization). Dr. Linton brings to the Board extensive executive, international operations management and technical expertise in the life sciences industry, as well as significant experience in strategic planning, corporate governance, and executive compensation matters.

Dr. Linton serves on our Nominating & Governance Committee. Dr. Linton also serves as the lead director of our Board. He was appointed lead director in March 2004 by the independent members of the Board.

Adelene Q. Perkins	Age 64	Director Since 2017

Ms. Perkins currently serves as Chief Executive Officer of Infinity Pharmaceuticals, Inc. (Ticker: INFI), or Infinity, a publicly traded clinical- stage biopharmaceutical company, a position she has held since January 2010. Ms. Perkins also has served as Chair of Infinity’s board of directors since November 2012. Within Infinity, Ms. Perkins served as President and Chief Business Officer from October 2008 through December 2009, and as Executive Vice President and Chief Business Officer from June 2002 to October 2008. Prior to her time at Infinity, Ms. Perkins served as Vice President of Business and Corporate Development of TransForm Pharmaceuticals, Inc. (a privately held specialty pharmaceutical company) from 2000 to 2008. From 1992 to 1999, she held various positions at Genetics Institute (now a unit of Pfizer Inc.), and from 1985 to 1992, she was with the management consulting firm, Bain & Company. Ms. Perkins currently serves on the boards of directors of the Massachusetts General Hospital, of BIO (Biotechnology Industry Organization), of the Massachusetts Biotechnology Council and of two biotechnology industry trade organizations. She is also the Vice Chairman of the board of Project Hope, a not-for-profit social service agency. She previously served on the board of Padlock Therapeutics, Inc. (a privately held biotechnology company), prior to its acquisition by Bristol-Myers Squibb Company in 2016. Ms. Perkins holds a Master of Business Administration from the Harvard Business School, as well as a Bachelor of Science degree in chemical engineering from Villanova University. Ms. Perkins has more than 30 years of international business and corporate strategy experience and brings to the Board a valuable understanding of the pharmaceutical and life sciences industries, as well as significant experience in various aspects of public company management and governance.

Ms. Perkins serves on our Audit Committee.

Robert J. Rosenthal, Ph.D.	Age 67	Director Since 2015

Dr. Rosenthal serves as Chairman of the Board of Taconic Biosciences, Inc., a privately held provider of research models for the pharmaceutical and biotech industry, where from 2014 to 2018 he also served as Chief Executive Officer. Dr. Rosenthal previously served since 1995 in a variety of senior management positions with companies involved in the development of diagnostics, therapeutics, medical devices, and life sciences tools, most recently including from 2010 through 2012 as President and Chief Executive Officer of IMI Intelligent Medical Implants, AG, a medical technology company, and from 2005 through 2009 as President and Chief Executive Officer of Magellan Biosciences, Inc., a provider of clinical diagnostics and life sciences research tools. Earlier in his career, Dr. Rosenthal served in senior management positions at Perkin Elmer Inc. and Thermo Fisher Scientific, Inc. Dr. Rosenthal has served since 2007 as a director of Safeguard Scientifics, Inc., a publicly traded provider of capital for early and growth-stage companies, and as Chairman of its board of directors since May 2016. Dr. Rosenthal has also been a member since 2019 of the board of directors of InVivo Therapeutics, a publicly traded company focused on research related to spinal cord injuries. He also currently serves as a director of Galvanic Applied Sciences, Inc., a privately held Canadian company. Dr. Rosenthal holds a Ph.D. from Emory University and a Master of Science degree from the State University of New York. Dr. Rosenthal brings to the Board an extensive understanding of corporate governance attributable to his public company board experience as well as an entrepreneurial perspective attributable to his success as an entrepreneur.

Dr. Rosenthal serves on our Audit Committee.

Bruker Proxy Statement 2024	4

Directors Continuing in Office until the 2025 Annual Meeting

Bonnie H. Anderson	Age 66	Director Since 2020

Ms. Anderson is the CEO and Chairman of PinkDx, Inc., a women’s healthcare company, she founded in 2022. Ms. Anderson co-founded Veracyte in 2008 and served as a member of the board of directors of Veracyte since February 2008, including service as chair of the board of directors from 2016 to 2023. From February 2008 to May 2021, Ms. Anderson served as Veracyte’s CEO From August 2013 to February 2017, Ms. Anderson served as President at Veracyte. Ms. Anderson previously acted as an independent strategic consultant from 2006 to 2008. From September 2000 to March 2006, Ms. Anderson served as a Vice President at Beckman Coulter, Inc., a publicly traded manufacturer of biomedical testing instrument systems, tests and supplies. Ms. Anderson currently serves on the board of directors of DNA Script, a private biotechnology company, and serves as President of the Coalition for 21st Century Medicine and on the Board of Trustees of the Keck Graduate Institute of Applied Life Sciences. Ms. Anderson holds a Bachelor of Science degree in Medical Technology and an honorary Doctorate of Science degree from Indiana University of Pennsylvania. Ms. Anderson brings to the Board extensive genomics testing and diagnostics business expertise, as well as deep insights into oncology, hematology and immunology diagnostic tools and clinical workflows. Additionally, Ms. Anderson brings extensive knowledge of public company corporate governance matters attributable to her experience leading and advising public companies.

Ms. Anderson serves on our Compensation Committee.

Frank H. Laukien, Ph.D.	Age 64	Director Since 1991

Dr. Frank H. Laukien has been our Chairman, President and Chief Executive Officer since February 1991 and is our largest stockholder. Dr. Laukien also serves as a director of various subsidiaries of Bruker, none of which are publicly traded companies. Dr. Laukien was elected as a governing trustee of the Dana Farber Cancer Institute in 2023, and was reelected to the ALDA (Analytical, Life Science & Diagnostics Association) Board in 2021. Dr. Laukien holds a Bachelor of Science degree in physics from MIT, as well as a Ph.D. in chemical physics from Harvard. Dr.Laukien currently serves on the MIT Chemistry Visiting Committee. In 2021, Dr. Laukien was appointed to the Scientific Advisory Boards of the Australian National Phenome Center, and of the Berlin-Brandenburg Innovation Cluster for Cell-based Medicine ‘Virchow 2.0’. He is a non-voting board observer in three companies where Bruker has minority investments: Tome Biosciences, Mercy Bio, and Circle Labs. In May 2017, Dr. Laukien was elected a senator of acatech, the German National Academy of Science and Engineering. In 2021, Dr. Laukien was appointed as a Visiting Scholar at the Harvard University in the Department of Chemistry and Chemical Biology, and this appointment has been extended for 2024. At Harvard, Dr. Laukien participates in the Harvard Origins of Life Initiative, and is a co-founder of the Galileo Project at the Center for Astrophysics. From 2021 to 2023, Dr. Laukien was co-chair of the new scientific working group ‘Cancer Evolution’ by the American Association of Cancer Research (AACR) Dr. Laukien also is a founding shareholder, angel investor and board member of two New England start-up venture companies in therapeutics and space exploration, which are both outside of Bruker’s strategic scope. Dr. Laukien is the author of two scholarly books, titled ‘‘Active Biological Evolution’’ (2022), and ‘‘Origins & Evolution’’ (2024). As our largest stockholder and based on his long history of leading profitable growth at Bruker, Dr. Laukien brings to the Board the perspective of a significant stakeholder with an in-depth knowledge of all aspects of our operations. He also provides extensive executive experience in organizational management, strategic planning, finance, global business development and life science tools and diagnostics markets, as well as the scientific, diagnostic and technical background required for a deep understanding of our key technologies, markets and industry dynamics.

John Ornell	Age 66	Director Since 2015

Mr. Ornell is retired from Waters Corporation, or Waters, where he served as Vice President, Finance and Administration and Chief Financial Officer from 2001 to 2013. During his time at Waters, he was also responsible for information technology, investor relations and the TA Instruments Division. Joining Waters in 1994, Mr. Ornell served in a variety of operational and financial leadership roles before assuming the position of Waters’ Chief Financial Officer. During 2014, Mr. Ornell continued to serve Waters on a part-time, transitional basis. Prior to joining Waters, Mr. Ornell progressed through a series of roles of increasing responsibility at a number of multinational corporations, primarily in operational finance functions. Mr. Ornell holds a Bachelor of Science degree in Business Administration and a Bachelor of Arts degree in Economics from the University of New Hampshire, as well as a Master of Business Administration degree from Southern New Hampshire University. He is a Certified Management Accountant and a Certified Public Accountant. Mr. Ornell brings to the Board a depth of knowledge in the life sciences and analytical instruments industry, as well as a global perspective with significant experience managing the operational, strategic and financial matters of life sciences companies.

Mr. Ornell serves as Chair of our Audit Committee.

Richard A. Packer	Age 66	Director Since 2007

Mr. Packer is a Primary Executive Officer of Asahi Kasei Corporation and leader of Asahi Kasei’s healthcare business unit. Mr. Packer also serves as the non-executive Chairman of ZOLL Medical Corporation, a manufacturer of resuscitation devices and related software solutions that was publicly traded until it was acquired by Asahi Kasei Corporation in April 2012. From November 1999 to April 2016, Mr. Packer was the Chief Executive Officer and a director of ZOLL. He served as Chairman of ZOLL from 1999 until November 2010. From 1996 until his appointment as Chairman and Chief Executive Officer in 1999, Mr. Packer served as ZOLL’s President, Chief Operating Officer and director. From 1992 to 1996, he served as Vice President of Operations of ZOLL and also served as Chief Financial Officer and Head of North American Sales of ZOLL from 1995 to 1996. Prior to joining ZOLL, Mr. Packer served for five years as Vice President of various functions for Whistler Corporation, a consumer electronics company. Before joining Whistler in 1987, Mr. Packer was a manager with the consulting firm of PRTM/KPMG, specializing in the operations of high technology companies. Mr. Packer is the past Chairperson of MassMEDIC, the industry council for Medical Devices in Massachusetts. He also currently serves as a board member of the Medical Device Manufacturers Association and the ZOLL Foundation. Mr. Packer holds a Master of Business Administration from the Harvard Business School, as well as Bachelor of Science and Master of Engineering degrees from Rensselaer Polytechnic Institute. Mr. Packer has extensive financial, operations and management experience in the medical devices industry. He also brings to the Board significant experience in corporate governance, strategic planning and public company compensation matters.

Mr. Packer serves on our Nominating & Governance Committee and our Compensation Committee.

5	Bruker Proxy Statement 2024

Directors Continuing in Office until the 2026 Annual Meeting

Cynthia M. Friend, Ph.D.	Age 69	Director Since 2016

Dr. Friend is the president and CEO of the Kavli Foundation and is the Theodore Williams Richards Professor of Chemistry and Professor of Materials Science Emerita at Harvard University. Dr. Friend served in a variety of leadership roles at Harvard, including several advisory roles for the Dean of Faculty of Arts and Sciences and as Chair of the Harvard University Department of Chemistry and Chemical Biology from 2004 to 2007. From 2013 until 2019, Dr. Friend served as Director of the Rowland Institute at Harvard University, a non-profit organization whose goal is to support the high risk/high reward research of early career scientists. In 2014, she became Director of the Energy Frontier Research Center for Sustainable Catalysis at Harvard University, a Department of Energy-funded multi-institution effort focused on the design of efficient catalytic processes, where her responsibilities include management of the fiscal health of the Center and strategic scientific planning. Dr. Friend has received numerous awards for her scientific research and scholarship and has served on a number of research and scientific advisory boards and panels. She is currently the Chair of the Basic Energy Sciences Advisory Committee, a Federal Advisory Committee. Dr. Friend holds a Ph.D. in Chemistry from the University of California, Berkeley. Dr. Friend brings to the Board extensive technical expertise and significant experience in the investment strategy and infrastructure of academic as well as government research markets. Further, Dr. Friend has substantial management experience in non-profit scientific institutions and brings to the Board valuable insight into science policy and scientific research funding priorities.

Dr. Friend serves on our Compensation Committee and our Nominating & Governance Committee.

Philip Ma, Ph.D.	Age 59	Director Since 2022

Dr. Ma is the Chief Executive Officer, Founder and a Director of PrognomiQ, Inc., a privately held healthcare company. Prior to founding PrognomiQ, Dr. Ma served as Chief Business Officer and President of Seer, Inc., a publicly traded healthcare company which he co- founded, from September 2017 to June 2020, and as Chief Business Officer and Executive Vice President, Corporate and Business Development from June 2020 to October 2020. Dr. Ma remains a strategic advisor to Seer. Prior to his time at Seer, Dr. Ma served as Vice President, Digital Health Technology and Data Services at Biogen, Inc., a publicly traded biotechnology company, from October 2015 to April 2017. Previously, Dr. Ma served as a Director and Senior Partner at McKinsey & Company, a global management consulting firm, from July 1994 to May 2015. Dr. Ma holds a Bachelor of Arts Degree in Biochemistry from Harvard College, a Master of Philosophy Degree from Oxford University, where he was a Rhodes Scholar, and a Ph.D. in Biology from the Massachusetts Institute of Technology, where he was a macromolecular crystallographer. Dr. Ma brings to the Board a wealth of experience in life science, multiomics technology, cancer biomarker diagnostics and the global biopharmaceutical business.

Hermann F. Requardt, Ph.D.	Age 69	Director Since 2015

Dr. Requardt currently serves as an independent strategic advisor to a number of European public and private life science and healthcare technology companies. From 2009 to February 2015, he served as Chief Executive Officer of the healthcare division of Munich, Germany-based Siemens AG. He also served as Chief Technology Officer of Siemens AG from 2008 through 2011. Additionally, from 2006 through January 2015, he was a member of the Siemens AG Managing Board, during which time he also held a variety of regional and operational responsibilities at Siemens AG and its affiliates. Dr. Requardt joined Siemens AG Medical Solutions in 1984 and served there in roles of increasing responsibility before assuming global responsibility for the magnetic resonance business unit in 1994. Dr. Requardt is an honorary Professor of Physics at the University of Frankfurt and serves on several academic and industrial boards in Germany, including, among other roles, as Vice President of acatech, the National Academy of Science and Engineering. He also is a member of the Advisory Board of Dekra SE, headquartered in Stuttgart, Germany, and the Supervisory Board of Sivantos Group, which was Siemens Audiology Solutions prior to its spin-off from Siemens AG in early 2015. Dr. Requardt has served as non-executive director of Sphere Medical Ltd., Cambridge, United Kingdom since 2018. Dr. Requardt holds a Ph.D. in Biophysics, with a focus on radiation biophysics and microbiology, from the University of Frankfurt. In addition to his global and technical industry expertise, Dr. Requardt brings to the Board significant experience in the management and strategic planning of life sciences companies.

Dr. Requardt serves on our Compensation Committee and our Nominating & Governance Committee.

Bruker Proxy Statement 2024	6

Board Diversity Matrix

The tables below provide information regarding the composition of our Board as of April 1, 2024, and April 10, 2023. Each of the categories listed in the tables below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of April 1, 2024)

Board Diversity Matrix (As of April 10, 2023)

Board Leadership Structure

Under our Amended and Restated Bylaws, the Chairman of our Board has the power to preside at all meetings of the Board. The current leadership structure of our Board consists of a combined Chairman and Chief Executive Officer position and a lead director that is appointed by the independent directors. Accordingly, Dr. Frank H. Laukien, our Chief Executive Officer and President, serves as the Chairman of our Board and has done so throughout the time we have been a public company. The Board does not have a fixed policy regarding the combination or separation of the offices of Chairman and Chief Executive Officer. Rather, our Board believes that it should have the flexibility to make these determinations in the way that it considers best to provide appropriate leadership for Bruker. The Board has determined that combining the positions of Chairman and Chief Executive Officer is most appropriate for the Company at this time.

The Chief Executive Officer is appointed by our Board to manage our daily affairs and operations. Having served as our Chief Executive Officer since 1991, Dr. Laukien has extensive industry knowledge and a long history of direct involvement in our operations. Accordingly, the Board believes this makes him best suited to serve as Chairman in order to:

■
Lead the Board in productive discussions on important matters affecting Bruker;

7	Bruker Proxy Statement 2024

■
Create a firm link between management and the Board and promote the development and implementation of corporate strategy;
■
Determine necessary and appropriate agenda items for meetings of the Board with input from the lead director and Board committee chairs; and
■
Determine and manage the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board.

Additionally, Dr. Laukien’s significant equity ownership of approximately 27.7% of the outstanding shares of our Common Stock means that he has a close and direct alignment of interests with the interests of our other stockholders.

Our Board structure also fosters strong oversight by independent directors. Dr. William A. Linton serves as our lead director, having been appointed by the independent directors to ensure independent leadership. The lead director’s responsibilities include:

■
Consulting with the Chairman and Chief Executive Officer regarding agenda items for Board meetings;
■
Chairing executive sessions of the independent directors;
■
Calling executive sessions of the independent directors and advising the Chairman and Chief Executive Officer of relevant actions or deliberations at such sessions;
■
Acting as a liaison between the independent directors and the full Board, as necessary; and
■
Establishing, in consultation with the Chairman and Chief Executive Officer and any appropriate Board committees, procedures to govern the Board’s work, ensuring that the Board is appropriately approving strategy and supervising management’s progress.

The Board believes that this approach appropriately and effectively complements our combined Chairman and Chief Executive Officer role.

We are committed to strong corporate governance, and our Nominating & Governance Committee and our Board regularly review our governance structure, including our classified board structure. Our Restated Certificate of Incorporation divides our Board into three classes, with each class elected to serve a three-year term. As a result, at each annual meeting of stockholders, approximately one-third of our directors are elected to serve for a three-year term. Our Nominating & Governance Committee and our Board periodically consider the continued appropriateness of this classified board structure, and believe that our classified board structure provides important benefits, including enhanced stability and continuity of leadership because our Board will always include directors with prior experience with our company, and these experienced directors help our Board maintain a long-term perspective, leading to sustainable decisions in the long-term interests of our stockholders and other important stakeholders, and maximizing our value for stockholders in the event of an unsolicited takeover attempt.

Board Independence

There are currently 10 members of our Board. All of our current directors and director nominees, other than Frank H. Laukien, our Chief Executive Officer, and Philip Ma, meet the independence requirements contained in The Nasdaq Stock Market, LLC, or Nasdaq, listing rules. In making its independence determinations, the Board considered, among other things, relevant transactions between Bruker and entities associated with the independent directors, as described in this Proxy Statement under the heading “2023 Transactions with Related Persons,” and determined that none have any relationship with Bruker or other relationships that would impair the directors’ independence.

Board Meetings and Board Committees

In 2023, the Board held four meetings. The Board meets in executive session during each regularly scheduled Board meeting. In 2023, every director attended at least 92% of the total number of Board meetings and committee meetings of which he or she was a member (during the period he or she served on the Board and on such committees). It is the policy of our Board that at least two directors, including at least one independent director, attend our Annual Meeting. Three directors, including two independent directors, attended our 2023 Annual Meeting.

As described below, the Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. Each Committee’s charter is available on our website at https://ir.bruker.com under the “Corporate Governance” section.

Audit Committee. The Audit Committee met seven times in 2023. The Audit Committee currently consists of John A. Ornell, Adelene Q. Perkins and Robert J. Rosenthal, each of whom is financially literate and satisfies the applicable independence requirements of the rules and regulations of the SEC, and Nasdaq. Under these rules, we are required to have an Audit Committee consisting of at least three independent members. The Audit Committee has determined that Mr. Ornell, the Chair of the Audit Committee, is an “audit committee financial expert” within the meaning of the SEC’s rules and regulations and has the level of financial sophistication required by Nasdaq Rule 5605(c)(2)(A). The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes and audits of the financial statements and internal control over financial reporting of Bruker and to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the

Bruker Proxy Statement 2024	8

accounting, auditing, financial reporting and internal control functions of Bruker and its subsidiaries. In fulfilling its purpose, the Audit Committee is charged with the following responsibilities:

■
Selecting, retaining and overseeing the independent registered public accountants, including pre-approving all audit and non-audit services provided to us by our independent auditors, determining the compensation of the independent auditors, reviewing the performance of the independent auditors and replacing or terminating the independent auditors when circumstances warrant;
■
Reviewing and discussing with the independent auditors and management the annual financial statements and the audit thereof;
■
Reviewing and monitoring results of compliance programs, including Bruker’s Code of Conduct; and
■
Establishing and monitoring procedures for (i) the receipt, retention or treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.
■
Review, at least annually, Bruker’s information technology security program and cybersecurity controls, including the development of a cyber strategy, and business continuity and disaster recovery plans.

None of the members of the Audit Committee has participated in the preparation of our financial statements at any time during the last three fiscal years.

Compensation Committee. The Compensation Committee met six times in 2023. The Compensation Committee currently consists of Bonnie H. Anderson, Cynthia M. Friend, Richard A. Packer and Hermann F. Requardt, all of whom meet the independence requirements of Nasdaq. Ms. Anderson is currently the Chair of the Compensation Committee. The role of the Compensation Committee is to discharge the responsibilities of the Board relating to compensation of the Chief Executive Officer and the other executive officers of Bruker and to review and advise the Board on general policy matters relating to Bruker’s compensation and employee benefit programs. Accordingly, the Compensation Committee is charged with the following responsibilities:

■
Administering our stock incentive plan;
■
Determining the Chief Executive Officer’s salary, bonus, and equity based compensation;
■
Overseeing the executive compensation program for our other executive officers;and
■
Reviewing general policy matters relating to compensation and making recommendations concerning these matters to the Board.

Our Chief Executive Officer, General Counsel and Vice President, Corporate Human Resources may routinely attend meetings of the Compensation Committee to provide information relating to matters the Compensation Committee is considering; please see the section entitled “Role of Management” on page 22 for a more detailed discussion regarding the role of management in making compensation decisions. The Compensation Committee may, from time to time, meet in executive session without any executive officers or other members of management present.

Nominating & Governance Committee. The Nominating & Governance Committee met twice in 2023. The Nominating & Governance Committee currently consists of Cynthia M. Friend, William A. Linton, Richard A. Packer and Hermann F. Requardt, all of whom meet the independence requirements of Nasdaq. Mr. Packer is currently the Chair of the Nominating & Governance Committee. The purpose of the Nominating & Governance Committee is to assist the Board in identifying and recruiting individuals qualified to become Board members, consistent with criteria approved by the Board, and to recommend to the Board director nominees for election at the next annual meeting of stockholders, or for election by the Board to fill open seats between annual meetings, as well as to assist the Board in establishing and maintaining corporate governance standards and policies. Accordingly, the Nominating & Governance Committee is charged with the following responsibilities:

■
Considering candidates proposed by the Nominating & Governance Committee, by any other director, or by any stockholder;
■
Receiving comments from all directors regarding director qualifications of candidates considered for directorship;
■
Developing and implementing the screening, interviewing and recruitment process necessary to identify qualified and willing candidates for membership on the Board, as well as on the Board’s committees;
■
Overseeing our onboarding program for new members of the Board;
■
Reviewing our Stock Ownership Guidelines to determine compliance by our executive officers and directors;
■
Overseeing a process for the full Board to discuss CEO and executive officer succession planning; and
■
Monitoring and evaluating developments in law and practice relating to corporate governance trends and best practices and recommending to the Board appropriate changes to our corporate governance policies and practices.

At a meeting held in February 2024, the Nominating & Governance Committee unanimously recommended to the full Board each of the current nominees for director.

9	Bruker Proxy Statement 2024

Director Nominations

Upon recommendation of the Nominating & Governance Committee, the qualifications of candidates will be reviewed by at least a majority of our independent directors, as well as the full Board. Stockholders may recommend director candidates for inclusion in the slate of nominees which the Board recommends to stockholders for election as described below.

The process followed to identify and evaluate potential candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background materials relating to potential candidates and interviews of selected candidates by the members of the Nominating & Governance Committee, the independent directors and the full Board. The Nominating & Governance Committee, the independent directors and the full Board are each authorized to retain advisers and consultants and to compensate them for their services.

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but we strive to identify and recruit director candidates with a variety of complementary skills, expertise and backgrounds so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business. The Nominating & Governance Committee seeks to promote diversity in Board composition, recognizing that our businesses and operations are diverse and global in nature. In considering individual director candidates, the Nominating & Governance Committee takes into account such factors as diversity in professional experience, skills and background, as well as diversity in gender, race and ethnicity. When we search for new directors, the Nominating & Governance Committee advises our search firms to actively seek to identify qualified, diverse candidates, including women and people in other underrepresented groups. As a global company with worldwide operations, we also strive to maintain geographic and international diversity on our Board by ensuring an appropriate mix of directors with experience operating international businesses.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including any candidate recommended by a stockholder, the Board and the independent directors apply the following criteria:

■
experience in aspects of business or technology relevant to our business;
■
sufficient time available to devote to our affairs;
■
character and integrity;
■
ability to represent the best interests of stockholders as a whole rather than special interest groups;
■
willingness to participate actively as a Board member; and
■
communication, decision-making and interpersonal skills.

The Board and the independent directors may also consider the following for some director nominees:

■
experience serving as a director of a public company;
■
familiarity with corporate governance issues;
■
experience in running a comparable company or a division of a comparable company;
■
insight into our strategy, business model, operations, and financials;
■
knowledge of industry trends and markets;
■
independence, as determined in accordance with SEC rules and Nasdaq listing standards; and
■
qualification as an “audit committee financial expert” to serve on the Audit Committee in accordance with SEC and Nasdaq definitions.

In evaluating candidates recommended by the Nominating & Governance Committee, the Board and the independent directors do not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, backgrounds and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may communicate directly with the Nominating & Governance Committee by written communication submitted to J. Brent Alldredge, Secretary of Bruker, at the address set forth below under “Stockholder Communications.” Stockholders may use this process, complying with the specific requirements of our Amended and Restated Bylaws, to suggest potential nominees to the Board. We forward suggested nominees to the Nominating & Governance Committee and the proposed candidates are evaluated using substantially the same process and applying the same criteria we apply in evaluating candidates submitted by Board members. We must receive nominations within the timeframe set forth below under “Time for Submission of Stockholder Proposals.”

Role of the Board in Risk Oversight

Our Board considers general oversight of our risk management efforts to be a responsibility of the entire Board. The Audit and Compensation Committees assist the Board in carrying out this responsibility by focusing on specific key areas of risk that our business faces. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to Bruker, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board, the Audit Committee (in the case of financial and compliance risks that are within the oversight of the Audit Committee) or the Compensation Committee (in the case of matters relating to our compensation policies and practices), receive these reports from members of management to enable the Board or the Audit or

Bruker Proxy Statement 2024	10

Compensation Committees, as applicable, to understand our risk identification, risk management, and risk mitigation strategies. To facilitate this process and assist the Audit Committee in fulfilling its responsibility for monitoring legal and compliance risks, we rely in part upon our General Counsel and our Global Head of Internal Audit. The Audit Committee Chair is authorized to give instructions and assignments directly to the Head of Internal Audit who reports directly and only to the Audit Committee Chair on these matters. When a report is evaluated at the Audit Committee level, the Chair of the Audit Committee subsequently reports on the matter to the full Board to ensure coordination of the Board’s risk oversight activities. Our Board also believes that risk management is an integral part of our strategic planning process, which addresses, among other things, the risks and opportunities facing our business.

Role of the Board in Succession Planning

Our Nominating & Governance Committee is responsible for overseeing a process for the full Board to discuss succession planning for executive officers, including the Chief Executive Officer. At least annually, our lead director and other independent directors meet to review the Company’s succession planning, both in the ordinary course of business as well as contingency planning in the event of an emergency or unanticipated event. During those sessions, our Chief Executive Officer provides the independent directors with recommendations for and evaluations of potential chief executive officer and other executive officer successor candidates and reviews with the Board development plans for these successors. Directors engage with potential chief executive officer and other senior management talent at Board and Committee meetings and in less formal settings to enable the directors to personally assess candidates.

11	Bruker Proxy Statement 2024

DIRECTOR COMPENSATION

We pay the non-employee members of our Board a mix of cash and share-based compensation based on the determinations of the Compensation Committee. Each year, the Compensation Committee reviews and makes recommendations to the full Board regarding any changes to Board compensation and reviews recommendations for long-term equity incentive awards. Our employee director, Frank H. Laukien, receives compensation only as an employee of Bruker and does not receive any additional compensation for service as a director. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or Board committees.

Components of Director Compensation

In 2023, non-employee director compensation was:

2023 Director Cash Compensation ($)
Board Service	66,000
Audit Committee Service	18,000
Audit Committee Chair	17,000
Compensation Committee Service	8,000
Compensation Committee Chair	10,000
Nominating & Governance Committee Service	5,000
Nominating & Governance Committee Chair	7,000
Lead Director Service	20,000

In addition to the cash component of director compensation, we grant non-employee directors an annual equity award of restricted stock units, or RSUs, valued at $140,000, which vests in full on the first anniversary of the grant date.

On January 5, 2023, we granted each non-employee director an annual equity award consisting of 1,970 RSUs, which vested in full on January 5, 2024.

The following table provides information concerning the actual compensation paid by us to each of our non-employee directors for the fiscal year ended December 31, 2023. The compensation we pay to Dr. Laukien, our President and Chief Executive Officer, is shown in the Summary Compensation Table on page 35 of this Proxy Statement.

2023 Director Compensation Table(2)
Name	Fees Earned or Paid in Cash ($)	Equity Awards(1) ($)	Total ($)
Bonnie H. Anderson	79,639	140,008	219,647
Cynthia M. Friend	76,819	140,008	216,827
Marc A. Kastner	39,000	140,008	179,008
William A. Linton	91,000	140,008	231,008
Philip Ma	66,000	140,008	206,008
John A. Ornell	101,000	140,008	241,008
Richard A. Packer	87,308	140,008	227,316
Adelene Q. Perkins	84,000	140,008	224,008
Hermann F. Requardt	79,000	140,008	219,008
Robert J. Rosenthal	84,000	140,008	224,008

(1)
Reported amounts reflect the grant date fair value of RSUs granted to each director in 2023, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2023 audited financial statements included in our Annual Report on Form 10-K filed with the SEC on February 29, 2024. The actual amount realized by the director will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.
(2)
Dr. Marc Kastner retired from the Board of Bruker Corporation effective at the 2023 Annual Meeting of Stockholders.

Bruker Proxy Statement 2024	12

As of December 31, 2023, our non-employee directors held the following aggregate vested and unvested options to purchase Common Stock and unvested RSUs:

Name	Number of Vested Options	Number of Unvested Options	Number of Unvested RSUs
Bonnie H. Anderson	—	—	1,970
Cynthia M. Friend	7,500	—	1,970
William A. Linton	52,000	—	1,970
Philip Ma	—	—	1,970
John A. Ornell	15,000	—	1,970
Richard A. Packer	52,000	—	1,970
Adelene Q. Perkins	—	—	1,970
Hermann F. Requardt	15,000	—	1,970
Robert J. Rosenthal	12,500	—	1,970

13	Bruker Proxy Statement 2024

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of April 1, 2024 by (i) each named executive officer, as defined under the heading “Summary of Executive Compensation”, (ii) each of our directors and nominees for director, (iii) all directors and executive officers as a group, and (iv) each person who is known by us to own beneficially more than 5% of our Common Stock. Unless otherwise noted, the address of each beneficial owner is c/o Bruker Corporation, 40 Manning Road, Billerica, Massachusetts 01821.

Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Named Executive Officers, Directors and Director Nominees
Frank H. Laukien(2)	40,252,868	27.7%
Gerald N. Herman(3)	91,676	*
Falko Busse(4)	29,510	*
Mark R. Munch(5)	221,491	*
Juergen Srega(6)	185,906	*
Bonnie H. Anderson	7,652	*
Cynthia M. Friend(7)	15,876	*
William A. Linton(8)	53,048	*
Philip Ma	3,586	*
John A. Ornell(9)	35,770	*
Richard A. Packer(10)	91,877	*
Adelene Q. Perkins	18,949	*
Hermann F. Requardt	20,770	*
Robert J. Rosenthal(11)	33,270	*
All executive officers and directors as a group (16 persons)(12)	41,084,386	28.3%
5% Beneficial Owners
T. Rowe Price Investment Management, Inc.(13) 100 E. Pratt Street, Baltimore, MD 21202	13,192,344	9.1%
The Vanguard Group(14) 100 Vanguard Blvd., Malvern, PA 19355	9,896,786	6.8%
BlackRock, Inc.(15) 55 East 52nd Street, New York, NY 10055	9,822,776	6.8%
FMR LLC(16) 245 Summer Street, Boston, MA 02210	9,432,289	6.5%
Massachusetts Financial Services Company(17) 111 Huntington Avenue, Boston, MA 02199	8,080,071	5.6%
Joerg C. Laukien (18) Markgrafenstrasse 34, 76530 Baden-Baden, Germany	7,515,769	5.2%

* Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or become exercisable and restricted stock units that vest, in each case within 60 days of April 1, 2024, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)
Includes options to purchase 28,661 shares of Common Stock that are currently exercisable, or become exercisable within 60 days of April 1, 2024. Also includes: 1,046,499 shares owned by Robyn Laukien, his former spouse, as to which Dr. Laukien has sole voting power; 492 shares owned by Ruta Laukien, his former spouse, as to which Dr. Laukien has sole voting power; 336,607 shares held by his adult daughter and 337,087 by his adult son, as to which Dr. Laukien has sole voting power and shared investment power; and 273,430 aggregate shares held as custodian for the benefit of his minor children, as to which Dr. Laukien has sole voting and investment power. 5,000,000 shares have been pledged by Dr. Laukien to secure a personal loan. Dr. Laukien retains voting power of all such pledged shares. Dr. Laukien disclaims beneficial ownership of the following shares held in trust: 6,920 shares held by his adult daughter, 7,400 shares held by his adult son, and 1,042 shares held by his former spouse.
(3)
Includes options to purchase 49,220 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 1, 2024.
(4)
Includes options to purchase 7,626 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 1, 2024.
(5)
Includes options to purchase 151,784 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 1, 2024.
(6)
Includes options to purchase 71,054 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 1, 2024.
(7)
Includes options to purchase 4,300 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 1, 2024.

Bruker Proxy Statement 2024	14

(8)
Includes options to purchase 20,000 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 1, 2024.
(9)
Includes options to purchase 15,000 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 1, 2024.
(10)
Includes options to purchase 20,000 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 1, 2024.
(11)
Includes options to purchase 12,500 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 1, 2024.
(12)
Includes options to purchase 381,273 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 1, 2024.
(13)
According to Amendment No. 2 to Schedule 13G filed February 14, 2024, T. Rowe Price Investment Management, Inc., or Price Investment Management, beneficially owns, or may be deemed to beneficially own, 13,192,344 shares as a result of acting as investment advisor to various investment companies and institutional clients. Price Investment Management reported sole power to dispose of 13,192,344 shares and sole power to vote or direct the voting of 5,191,426 shares.
(14)
According to Amendment No. 7 to Schedule 13G filed February 13, 2024, The Vanguard Group, or Vanguard, and certain of its affiliates, subsidiaries and other companies beneficially own, or may be deemed to beneficially own, 9,896,786 shares. Vanguard reported sole power to dispose of 9,745,102 shares, shared power to dispose of 151,684 shares and shared power to vote or direct the voting of 44,998 shares.
(15)
According to Amendment No. 2 to Schedule 13G filed January 26, 2024, BlackRock, Inc., or BlackRock, beneficially owns, or may be deemed to beneficially own, 9,822,776 shares. BlackRock reported sole power to dispose of 9,822,776 shares and sole power to vote or direct the voting of 9,438,279 shares.
(16)
According to Amendment No. 5 to Schedule 13G filed February 9, 2024, FMR LLC beneficially owns, or may be deemed to beneficially own, 9,432,289 shares. FMR LLC reported sole power to dispose of 9,432,289 shares and sole power to vote or direct the voting of 9,416,689 shares.
(17)
According to Amendment No. 1 to Schedule 13G filed February 9, 2024, Massachusetts Financial Services Company, or MFS, beneficially owns, or may be deemed to beneficially own, 8,080,071 shares. MFS reported sole power to dispose of 8,080,071 shares and sole power to vote or direct the voting of 7,664,165 shares.
(18)
According to a Schedule 13G filed January 23, 2023, Joerg C. Laukien beneficially owns, or may be deemed to beneficially own, 7,515,769 shares. Mr. Laukien reported sole power to dispose of 7,515,769 shares and sole power to vote or direct the voting of 7,515,769 shares.

15	Bruker Proxy Statement 2024

EXECUTIVE OFFICERS

Our executive officers are designated annually by the Board. The persons listed below are currently serving as our executive officers and they all served as executive officers throughout the fiscal year ended December 31, 2023. Ages are as of April 1, 2024.

Name	Age	Position
Frank H. Laukien, Ph.D.	64	Chairman, President and Chief Executive Officer
Gerald N. Herman	66	Executive Vice President and Chief Financial Officer
Falko Busse, Ph.D.	57	President, Bruker BioSpin Group
Mark Munch, Ph.D.	62	Executive Vice President, President of Bruker NANO Group and Bruker NANO Surfaces Division
Burkhard Prause, Ph.D.	57	President and Chief Executive Officer, Bruker Energy & Supercon Technologies, Inc.
Juergen Srega	69	President, Bruker CALID Group and Bruker Daltonics Division

For biographical information relating to Dr. Laukien, who serves as both an executive officer and a director, please see “Certain Information Regarding Directors and Nominees” above. We present biographical information for our other executive officers below.

Gerald N. Herman

Mr. Herman has served as our Executive Vice President and Chief Financial Officer since May 1, 2021, and as our Chief Financial Officer since June 2018, after being named Interim Chief Financial Officer in March 2018. Mr. Herman joined Bruker in 2016 as Vice President and Corporate Controller. Prior to joining Bruker, Mr. Herman had served in senior executive positions with various publicly-traded companies, including as Corporate Vice President—Clinical Operations of PAREXEL International from 2014 to February 2016, and as Corporate Vice President & Controller-Finance of PAREXEL from 2008 to 2013. Prior to 2008, Mr. Herman was Vice President—Corporate Controller of Presstek, Inc. He also served in financial, consulting and accounting roles at various organizations, including as Senior Manager at Arthur Andersen LLP from 1979 to 1987. Mr. Herman is a Certified Public Accountant (CPA) and holds a Master of Business Administration degree from the University of Chicago, and a Master of Science in Taxation from Bentley University.

Falko Busse, Ph.D.

Dr. Busse has served as President of the Bruker BioSpin Group since May 2018, with responsibility for management of its global operations. Dr. Busse served as Deputy President of the Bruker BioSpin Group from October 2017 until his appointment as President. From March 2017 to September 2017, Dr. Busse served as Executive Vice President of Research and Development, Operations and Marketing at the Bruker BioSpin Group. Dr. Busse joined the Bruker BioSpin Group in June 2015 and served as Executive Vice President of Research and Development until February 2017. Prior to joining the Bruker BioSpin Group, Dr. Busse served in various managerial roles at Philips Healthcare and its subsidiaries from August 1994 until May 2015, including as General Manager Radiology Solutions, from January 2014 to May 2015, and as General Manager MR-Therapy, from August 2009 to December 2013. Dr. Busse holds a B.A. and a Ph.D. in Physics from Rheinische Friedrich-Wilhelms-Universität Bonn.

Mark R. Munch, Ph.D.

Dr. Munch has served since September 2012 as President, Bruker NANO Group, with responsibility for management of its global operations. He has also served, since July 2015, as an Executive Vice President of Bruker, and in that capacity is responsible for providing oversight to our global information technology function and enterprise resource planning, as well as other strategic management development and business process initiatives. Dr. Munch has also served as President of Bruker NANO, Inc., a wholly owned subsidiary of Bruker, since October 2010. In March 2021, Dr. Munch took on an additional role of Chief Executive Officer of Acuity Spatial Genomics, a Bruker majority investment. Prior to joining Bruker NANO, Inc., from February 2008 to October 2010, Dr. Munch was Executive Vice President of Veeco Instruments Inc. Dr. Munch also served as a Senior Vice President of Coherent, Inc. from February 2006 to January 2008 and as President and Chief Executive Officer of Cooligy, Inc., a subsidiary of Emerson Electric, from 2004 to 2006. Dr. Munch’s background includes over 29 years of experience in marketing, product development, operations and sales, as well as experience in managing significant business units of multi-national corporations. Dr. Munch holds a Bachelor of Science degree in Chemical Engineering from the University of Colorado and a Master of Science degree and a Ph.D. in Chemical Engineering from Stanford University.

Burkhard Prause, Ph.D.

Dr. Prause has served as President and Chief Executive Officer of Bruker Energy & Supercon Technologies, Inc., or BEST, since April 2008, with responsibility for management of its global operations. Dr. Prause also was a director of BEST from April 2012 to February 2013. Additionally, he has served as a director of Hydrostatic Extrusions Ltd. since April 2013, and as a Managing Director of Bruker EAS GmbH and Bruker HTS GmbH since January 2005, RI Research Instruments GmbH since December 2008, and Bruker ASC GmbH since March 2009. Prior to that time, Dr. Prause served as Product Manager for Bruker BioSpin MRI GmbH. Before joining Bruker BioSpin MRI GmbH in 2002, Dr. Prause was a senior staff scientist at the Max-Planck Institute in Tubingen, Germany. Dr. Prause currently is a director of CCAS (the Coalition for the Commercial Application of Superconductors), and from 2006 to 2010, Dr. Prause was Chairman of ivSupra, a German superconductor industry coalition. Dr. Prause holds a Ph.D. in Physics from the University of Notre Dame.

Bruker Proxy Statement 2024	16

Juergen Srega

Mr. Srega has served as President of the Bruker CALID Group since January 2013, with responsibility for management of its global operations. Mr. Srega also serves as a Managing Director of Bruker Daltonik GmbH, an indirect wholly owned subsidiary of Bruker located in Germany. Prior to joining us, Mr. Srega served since 1996 in a variety of senior management roles at Thermo Fisher Scientific Inc., or Thermo, a global provider of analytical instruments, equipment, reagents and consumables, software and services for research, analysis, discovery and diagnostics. At Thermo, Mr. Srega led a number of significant operating divisions, including as Vice President and General Manager Biomarkers, BRAHMS GmbH, from 2011 to 2012, Vice President and General Manager Scientific Instruments Division Global Products from 2005 to 2011 and Vice President and General Manager Advanced MS from 1996 to 2004. Prior to 1996, Mr. Srega was with Badenwerk AG, a German power utility company located in Karlsruhe, Germany, from 1988 to 1995 and an employee of Bruker GmbH from 1980 to 1988. Mr. Srega holds a Bachelor of Arts degree in Finance from Nord Akademie in Hamburg, Germany and a Bachelor of Arts degree in Engineering from Karlsruhe University of Applied Science in Karlsruhe, Germany.

17	Bruker Proxy Statement 2024

ENVIRONMENTAL, SOCIAL, AND CORPORATE GOVERNANCE (ESG)

Bruker’s 2023 Sustainability Report highlights our commitment to corporate social responsibility, transparency, and progress on material ESG topics. The report has been produced with reference to the Global Reporting Initiative (GRI) Standards and Sustainability Accounting Standards Board (SASB) standards in order to provide performance metrics across ESG topics that are relevant to our stakeholders.

Below are some key messages from our report:

Pillar	Highlights of Key Initiatives
Environmental Encompasses our: ■ Commitment to environmental sustainability ■ Focus on environmental impact reduction ■ Adoption of innovative technologies ■ Measurement & reporting of progress
■
Tracking energy consumption and CO2e emissions – Measuring our energy use across operations to identify major sources and opportunities to improve efficiency and reduce emissions.
■
Expanding renewable energy usage–Efforts to transition where possible, including increasing the share of self-generated and purchased renewable electricity.
■
Managing waste streams – Monitoring our waste generation, increasing recycling, managing waste as a resource, and addressing hazardous waste risks.
■
Reducing water consumption – Assessing our production processes and site operations to decrease water usage. Ensuring discharged water quality complies with regulations.
■
Recovering and recycling cooling liquids - Capturing, storing, reusing and recycling cooling liquids through various production processes to minimize waste.
■
Considering environmental sustainability in facilities and product design – Factoring in environmental criteria for new facilities and product development, including reduced footprint, energy efficiency, and resource use.
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Engaging suppliers on responsible sourcing – We require suppliers to meet our standards outlined in Supplier Code of Conduct to manage sustainability impact.

Social Covers our: ■ Belief of the importance of our employees ■ High safety standard ■ Diversity and inclusion ■ People-oriented culture ■ Community engagement
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Reporting important employee data – including workforce numbers and demographics, incident rates, and eligibility for variable pay incentives to motivate and retain talent.
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Promoting employee health, safety and wellbeing – through training programs, health initiatives, and safety protocols and certifications.
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Diversity and inclusion – including reporting and efforts to foster employee affinity groups.
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Offering training and development opportunities for competency and leadership growth –we provide leadership programs, reimbursement for external education, and annual performance reviews to provide all employees feedback and coaching for improvement and career growth.
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Community engagement – we organize events, fundraising initiatives, and mobilize employee volunteers and donations to support charitable causes in the communities in which we operate.

Corporate Governance Describes our: ■ High standards of corporate governance ■ Key governance indicators ■ Approach to “Innovation with Integrity”
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High ethical standards – we maintain a high commitment to integrity, equal opportunity, and compliance in employee policies and practices.
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Board oversight of ESG – covers our company’s strategy and relevant risk areas. Board and committees guide business strategy and monitor sustainability practices.
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Structured compliance program –headed by our corporate ethics and compliance team. Includes our Code of Conduct, related training, and whistleblower process.
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Code of Conduct – outlines our commitment to integrity, equal opportunity, legal/regulatory compliance and high expectations of ethical conduct.
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Global Anti-Corruption Policy – prohibits activity intended to improperly influence a business decision, including bribery. Our Global Anti- Corruption policy and documents our procedures designed to prevent unethical dealings and reiterates our commitment to compliance with applicable anti-bribery and anti-corruption laws,
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Product safety – we maintain protocols and monitoring to quickly address defects and mitigate risks.
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Supplier Code of Conduct – serves as an important framework for our suppliers to conduct their business in a legally compliant and sustainable manner and to meet our internal standards of business conduct,
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Responsible materials sourcing practices and conflict minerals reporting – we advocate responsibility in supplier sourcing practices; our suppliers are required to take all necessary and reasonable measures to ensure that all reporting to Bruker is in compliance with applicable laws and regulations, including any of our requests for information.

More information can be found in the full 2023 Sustainability Report, which can be accessed through the page on our web- site that covers Our Commitment to Responsible Business at www.bruker.com

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, describes the principles, objectives, and features of our executive compensation program with respect to our Chief Executive Officer and the other executive officers listed below, whom we refer to collectively in this Proxy Statement as the “named executive officers.”

■
Dr. Frank H. Laukien, Chairman, President and Chief Executive Officer
■
Mr. Gerald N. Herman, Executive Vice President and Chief Financial Officer

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■
Dr. Falko Busse, President, Bruker BioSpin Group
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Dr. Mark R. Munch, Executive Vice President and President, Bruker NANO Group and Bruker NANO Surfaces Division
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Mr. Juergen Srega, President, Bruker CALID Group and Bruker Daltonics Division

Executive Overview

Our executive compensation program is designed to attract, motivate, retain, and reward the individuals who lead our organization. These leaders are responsible for shaping and executing our overarching business strategy. Our compensation approach for executive officers has several facets including:

■
Competitive salaries to ensure fair compensation for their roles and responsibilities
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Performance-based cash incentives linked to corporate and individual objectives, and
■
Long-term equity incentive awards which aligns compensation with company success

We work to encourage the entrepreneurial nature of our business groups and the executives who lead them through higher financial rewards tied to long-term equity incentive awards. We strive to align compensation awarded pursuant to our executive pay program with the interests of our stockholders without encouraging excessive or unnecessary risk-taking by our executives. We provide limited perquisites and no excise tax gross ups. We also have a recoupment, or clawback, provision under our incentive plans that allows us to seek reimbursement of short-term annual cash incentive payments and repayment of stock award gains in certain circumstances. We believe that our executive compensation program achieves the right balance of rewarding performance, aligning interests, and safeguarding against excessive risk-taking.

2023 Financial Performance

Our business strategy is to create value for our stockholders based on our ability to innovate and generate above market financial performance, both organically and through acquisitions. Achieving improvements in our revenue, operating profit, earnings per share and working capital levels are important to our success. Reflecting these objectives, a significant portion of our executive officers’ cash compensation is based on our performance relative to goals linked to currency-adjusted revenue growth, non-GAAP gross profit and/or non-GAAP operating profit improvement, working capital improvement and non-GAAP earnings per share growth.

Financial performance highlights for fiscal 2023 include:

■
Revenue increased by $433.8 million, or 17.1%, to $2,964.5 million, compared to $2,530.7 million for the year ended December 31, 2022, including an increase of approximately $56.2 million attributable to recent acquisitions and a increase of approximately $11.2 million from the impact of foreign currency translation in fiscal 2023 compared to fiscal 2022;
■
Organic revenue increased by $366.4 million, or 14.5%, excluding the effects of foreign currency translation and recent acquisitions. The increase in organic revenue was primarily related to strong demand for our products and solutions;
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Non-GAAP gross profit margin decreased by 40 basis points to 52.2% as compared to fiscal 2022;
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Non-GAAP operating income increased to $546.3 million in 2023 from $505.6 million in 2022;
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Non-GAAP operating margin was 18.4%, a decrease of 160 basis points as compared to fiscal 2022, as impacted by strong foreign currency and acquisition headwinds; and
■
Non-GAAP diluted EPS increased by 10.3% to $2.58 from $2.34 in fiscal year 2022.

Additional information regarding our use of non-GAAP financial measures, including how we define and calculate such non- GAAP financial measures, is included beginning on page 38 under Part II, Item 7— Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 29, 2024. For additional information regarding how we define and calculate Non-GAAP diluted EPS, see footnote 5 to the Pay Versus Performance table on page 42 of this Proxy Statement.

2023 Executive Compensation Actions

Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for 2023, as approved by the Compensation Committee:

■
Salaries. For 2023, the Compensation Committee evaluated our named executive officers’ base salaries in considering competitive market levels, peer group survey data, individual performance and market conditions and, based on this evaluation, approved base salary increases ranged from 5% to 8% for our named executive officers, as described in greater detail below under the heading “2023 Base Salaries.”
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Performance-Based Cash Incentive Awards. Based on financial performance targets set related to 2023 business plan goals, the executive officers’ total cash compensation potential is measured against their level of achievement to those targets. The achievement is paid out, upon Compensation Committee consideration and approval. In 2023 the payouts

19	Bruker Proxy Statement 2024

ranged from 102.2% to 121.8% of the combined financial and individual performance targets, as described in greater detail below under the heading “Cash Inventive Plans and Review of 2023 Performance.”
■
Long-Term Incentive Awards. In 2023, the Compensation Committee approved long-term incentive awards to our named executive officers, including awards of stock options and RSUs, which vest ratably over four years from the date of grant. Our Compensation Committee selected time-based awards for our long-term incentives as an appropriate complement to the strong performance component of our short-term incentive awards. The 2023 award detail can be found below under the heading “2023 Long-Term Incentive Awards.”

We believe the combination of a high proportion of total compensation tied to share price performance and a four- year vesting period for equity awards further aligns the interests of our executives with the long-term interests of our stockholders.

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Premium Priced Options – Chief Executive Officer. Options granted to Dr. Laukien, our Chief Executive Officer, are exercisable upon vesting at a price equal to 110% of the closing price of our Common Stock on the grant date and expire on the fifth anniversary of the grant date. We believe that granting options to Dr. Laukien that have an exercise price in excess of the fair market value on the grant date further incentivizes him to deliver positive return to stockholders.

2023 Say on Pay Vote

We hold annual advisory votes on the compensation paid to our named executive officers, or “say on pay” votes. Approximately 96% of the shares voted on “say on pay” at our 2023 Annual Meeting of Stockholders were in favor of our named executive officer compensation decisions and policies as described in our 2023 Proxy Statement. The Compensation Committee considered this result in 2023 and determined that it was not necessary to make any material changes to our compensation policies and practices. The Compensation Committee will consider future say on pay results in its compensation decisions.

At the 2023 Annual Meeting, our stockholders were asked to cast an advisory vote on the frequency of future advisory votes on named executive officer compensation. Approximately 72% of the shares voted on the frequency of future “say on pay” votes at our 2023 Annual Meeting were in favor of holding an advisory vote on the compensation paid to our named executive officers every year. We will next ask our stockholders to cast an advisory vote on the frequency of future “say on pay” votes at our 2029 Annual Meeting of Stockholders.

Executive Compensation Philosophy and Process

Key Considerations in Setting Compensation

Our key objectives in structuring and determining executive compensation are to:

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attract and retain qualified executive officers not only by offering fair, competitive and comprehensive compensation packages but also by offering long-term job stability, opportunities for advancement, and the satisfaction of making a difference in advancing life sciences and healthcare;
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motivate existing officers to perform by providing meaningful incentive-based compensation that aligns our executives’ interests with those of our long-term stockholders and other stakeholders;
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pay for performance by aligning executive compensation with our annual and long-term strategic performance goals; and
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develop incentives to achieve high levels of short and sustainable long-term company performance, without encouraging excessive or unnecessary risk-taking.

To achieve these objectives, we have embraced a compensation philosophy that seeks to align compensation with our strategic objectives and reward our executive officers for meeting or exceeding certain pre-determined performance goals. Executive compensation at Bruker is based in large part on a pay-for-performance philosophy, through annual incentive bonus awards which emphasize both company and individual performance measures that correlate closely with the achievement of our short-and long-term strategic performance objectives. To motivate our executive officers, we focus on cash compensation in the form of salary and annual performance incentives, a portion of which is tied to the individual’s performance, and we augment this cash compensation with equity grants. In structuring executive compensation, the Compensation Committee focuses on our goal of long-term enhancement of shareholder value through grants of equity incentive awards with extended multi-year vesting schedules.

The Compensation Committee assesses the effectiveness of our executive compensation program from time to time and reviews risk mitigation and governance matters, which includes maintaining the following best practices:

What We Do
Pay for Performance	The majority of total compensation opportunity for our named executive officers is variable and at-risk.
Balance Short- and Long-Term Compensation	The allocation of incentives among the annual incentive plan and the long-term incentive plan does not over-emphasize short-term performance at the expense of achieving long-term goals.
Combination of Balanced Performance Metrics	We use a diverse set of corporate financial metrics and individual performance goals in our annual incentive plan to ensure that no single measure affects compensation disproportionately.

Bruker Proxy Statement 2024	20

Independent Compensation Consultant	Our Compensation Committee has engaged an independent compensation consultant to provide information and advice for use in designing our executive compensation program.
Peer Data	We develop a peer group of companies based on industry, revenue and employee headcount to reference for compensation decisions.

Cap Bonus Payouts; Fixed Equity Grants	Our annual incentive plan has an upper limit on the amount of cash that may be earned. The maximum number of shares that might be earned is fixed in a grant.
Double Trigger Change-in- Control Provisions

If there is a change in control, outstanding time-based equity awards that are assumed by a buyer under our plan will vest only if there is both a change-in-control and an involuntary termination of employment (a “double trigger”).

Robust Stock Ownership and Retention Guidelines

Our executive officers and directors are required to maintain robust levels of stock ownership. Executive officers and directors who have not met their minimum required ownership, are required to hold (and not dispose of) a certain amount of shares of our common stock acquired through equity awards until the ownership requirement is met.

Annual Say-on-Pay Vote	We conduct an annual advisory say-on-pay vote on our named executive officer compensation.
Stockholder Engagement	We are committed to ongoing engagement with our stockholders regarding matters such as executive compensation, corporate governance and ESG.
Clawback for Overpayments	Our policy requires that we recoup incentive-based compensation from current and former executive officers in the case of a restatement that resulted in an overpayment.
What We Don’t Do
No Hedging or Pledging of Company Securities

We prohibit employees and non-employee directors from engaging in hedging transactions in our securities and, subject to one limited exception, may not pledge our securities as collateral for any loan.

No Excessive Perks	We do not provide material perquisites to executive officers.
No Excise Tax Gross-Ups	We do not provide excise tax gross-ups.
No Guaranteed Bonuses	We do not guarantee our named executive officers any minimum levels of base salary increase, payment under our annual incentive plan or equity grants, which are entirely performance-based.

Role of the Compensation Committee

Our Compensation Committee oversees management’s administration of our executive compensation program, including:

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Determining overall equity compensation award guidelines and aggregate share usage and dilution levels;
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Determining the Chief Executive Officer’s salary, target and actual bonus, and equity-based compensation;
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Overseeing the executive compensation program for our other executive officers, including reviewing and approving the overall values and forms of compensation for the named executive officers;
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Reviewing general policy matters relating to compensation and employee benefits; and
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Making recommendations concerning these matters to the Board.

The Compensation Committee may delegate its responsibilities to a subcommittee as it deems appropriate.

The Compensation Committee ensures total compensation is competitive, tied to performance appropriately, and balances risk taking:

Chief Executive Officer	Executive Officers	Competitive Market Benchmark
■ Conducts the annual performance evaluation and provides feedback to the CEO ■ Sets compensation for CEO	■ Reviews the annual performance evaluation and provides feedback on the Executive Officers ■ Approves changes to EO compensation	■ Assesses competitive market compensation for Executive Officers using a variety of sources to ensure individual cash compensation levels remain reasonable and competitive

The Compensation Committee retains the discretion to approve awards in excess of those calculated to have been earned under the pre-established cash incentive plans of our executive officers in recognition of exceptional performance. Additionally, the Compensation Committee may exercise its discretion to reduce an award considering various factors, or not to approve cash incentive plan awards calculated to have been earned under a pre-established cash incentive plan of an executive officer in the event the Compensation Committee determines that such executive officer has violated Bruker policies or has failed to meet minimum performance expectations.

Role of Management

The Chief Executive Officer, with the assistance of the Executive Vice President and Chief Financial Officer, is responsible for:

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Making recommendations for company-wide financial performance goals, and for the individual incentive goals and weightings for our other executive officers. The Company’s financial results and individual goal achievements are reviewed and approved by the Compensation Committee.
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Proposing the incentive plan structure for himself and the Executive Officers for review by the Compensation Committee

The Compensation Committee will consider input from the CEO and EVP/CFO, however the Compensation Committee makes final determination based on its assessment of each executive officer’s performance relative to their performance based goals.

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The CEO and the Vice President, Corporate Human Resources participate in the Compensation Committee meetings, at the request of the Committee, and the EVP/CFO may participate in Compensation Committee meetings to provide perspective and relevant information related to financial goals and other financial plan topics.

Role of Compensation Consultants

The Compensation Committee has retained Aon as the compensation consultant for 2023. The consultant assists the Compensation Committee by providing advice and analysis on our executive compensation program relative to other similarly situated public companies and communicating its perspectives on evolving trends related to executive compensation program design, best practices and changes in the regulatory landscape. Aon is engaged directly by the Compensation Committee.

Aon’s support includes the selection of a peer group of companies and development of peer group survey data, as well as analysis and advice on our executive compensation structure, program design and market practices. Additional services provided by Aon in 2023 included the 2023 CEO pay ratio analysis and preparation of the Pay Versus Performance disclosures and general feedback on this Proxy Statement. The Compensation Committee considers input from the consultant as one factor in making decisions on compensation matters, along with information and analysis it receives from management and its own judgment and expertise. For the fiscal year ended December 31, 2023, total fees paid to Aon were $381,286 for compensation related services and $444,950 for non-compensation related services. With regard to services that are not compensation related, Aon provides insurance brokerage services to our business. Aon serves as our insurance broker for a portion of our commercial insurance program, which includes management liability, casualty and professional liability and pollution liability insurance policies.

The Compensation Committee has evaluated Aon’s independence by considering each of the independence factors adopted by Nasdaq and the SEC. Based on such evaluation, the Compensation Committee determined that the insurance brokerage services provided by Aon did not create a conflict of interest or impair Aon’s ability to provide independent advice to the Compensation Committee regarding compensation matters in 2023 and that no conflict of interest exists currently. The Compensation Committee has the authority to retain, compensate and terminate any consultants or advisers it deems necessary to assist it in the fulfillment of its responsibilities.

Peer Group Review and Market Data

In establishing and evaluating compensation for our named executive officers, the Compensation Committee utilizes survey market data and peer group analysis provided by Aon. The Compensation Committee believes that it is important to consider compensation practices of companies that are comparable to us in terms of revenue, market capitalization, employees, global reach, scale and complexity and industry. Aon generally focused on positioning Bruker close to the median profile of the peer group in terms of revenue and market value as opposed to only including peers in a similar business space. The market data provided by Aon was based on published survey sources, including Aon’s Global Compensation Survey and Total Compensation Management Database, as well as recent Proxy Statements of our peer group companies.

Although individual pay is driven largely by individual and corporate performance considerations, the Compensation Committee has historically used reference group data as a “market check” to help ensure that individual cash compensation levels remain reasonable and competitive. selected peer group is generally used for compensation assessments and analyzing our executive compensation pay levels and practices, including our share allocation and utilization for employee equity awards as compared with peer companies.

For 2023 compensation evaluations, the Compensation Committee reviewed its existing peer group and determined that National Instruments should be removed due to their pending acquisition by Emerson Electric Co. and KLA should also be removed as the company is significantly above the revenue and market value criteria in comparison to Bruker. These peers were replaced by Agilent Technologies and Onto Innovation. The peer group identified by Aon and approved by the Compensation Committee comprised 15 companies in the scientific tools, instruments, and services industries. The Compensation Committee believes that a peer group consisting of competitors of various sizes provides useful insight for its consideration of compensation levels, including information about the range and median of competitive salaries, cash bonuses and long-term incentives. In addition to industry, complexity and size characteristics, the Compensation Committee also considers how other third-party organizations (such as the Standard and Poor’s GICS methodology) categorize Bruker and other companies which shareholder advisory firms (such as ISS) consider comparable to us.

In 2023, at the time Aon compiled data for the peer group companies, the companies in our selected peer group ranged in size:

Company	Revenue	Employee Count
25th percentile	$1.4B	4,161
Median	$3.0B	8,200
Bruker	$2.5B (trailing 12-month revenue)	8,525
75th percentile	$3.4B	13,425

Bruker Proxy Statement 2024	22

The peer group considered by the Compensation Committee for its evaluation of 2023 executive compensation levels and practices included:

■ Agilent Technologies Inc.	■ MKS Instruments, Inc.
■ Bio-Rad Laboratories, Inc.	■ Onto Innovation
■ Bio-Techne Corporation	■ OSI Systems, Inc.
■ Charles River Laboratories International, Inc.	■ Revvity, Inc.
■ Entegris, Inc.	■ Teradyne, Inc.
■ Haemonetics Corporation	■ Waters Corporation
■ Integra LifeSciences Holding Corporation	■ Watts Water Technologies, Inc.
■ Mettler Toledo International Inc.

In general, in light of our relative market position, the Compensation Committee considered the range and median compensation levels of the companies in the peer group to be appropriate and reasonable competitive comparisons for our executive officers when evaluating and approving 2023 compensation packages.

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Components of Named Executive Officer Compensation

Executive officer compensation consists of cash compensation in the form of annual base salary and annual incentive bonus awards, as well as long-term incentive compensation in the form of stock option and RSU grants.

Compensation Element	Alignment with Creation of Shareholder Value
Annual Base Salary	■ Retains and attracts high-performing executives through competitive fixed compensation
Annual Cash Inventive	■ Achievement of company financial and individual goals relevant to each executive
Long-Term Incentive	■ Motivates executives to create long-term enhancement to stockholder value through long-term stock ownership in Bruker Common Stock
Other Benefits	■ Retains and attracts high-performing executives through competitive benefits

Additional Recognition. In addition to the above compensation components, the Compensation Committee approved two additional bonus opportunities for Dr. Mark Munch, EVP and President of the Bruker NANO Group. Separate from Dr. Munch’s existing compensation arrangements. Dr. Munch was provided with the following additional recognition payments:

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$300,000 tied to his additional role as CEO of the Company’s majority-owned start-up company, Acuity Spatial Genomics, Inc. or, Acuity,
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$150,000 in recognition of Bruker’s first “public-public” acquisition of PhenomeX forming the new Bruker Cellular Analysis division.

Mix of Compensation

In accordance with our pay-for-performance philosophy, variable compensation in the form of short-term cash incentive compensation and long-term equity incentive awards is intended to be a significant portion of overall compensation, with this at-risk component increasing as a percentage of overall compensation potential as the individual officer’s responsibility increases.

We believe that our equity grant practices signify strong alignment between our executive team and stockholder interests. The following charts and tables illustrate the mix of base salary at approved 2023 levels, short-term cash incentive bonus at target levels and long-term incentive awards, or LTI, provided in the compensation packages of our Chief Executive Officer, or CEO, and, on average, our named executive officers other than our Chief Executive Officer, or Other NEOs.

Named Executive Officer Compensation Mix

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2023 Base Salaries

Base salaries are determined based on a variety of factors, including each named executive officer’s level of responsibility, scope of the role, experience and potential, performance and a comparison of salaries paid to peers within Bruker and to those with similar roles at other similarly situated companies, including those found in the market surveys and peer group data reviewed by the Compensation Committee. Base salaries are set at levels that the Compensation Committee believes are reasonably competitive to allow us to attract and retain qualified executives. Base salaries are reviewed annually and may be adjusted, as appropriate. Annual base salaries approved by the Compensation Committee for each of our named executive officers for 2023 were as follows:

	2022 Base Salary(1) ($)	2023 Base Salary ($)	% Change in Local Currency
Dr. Laukien	894,280	938,994	5.0%
Mr. Herman	578,827	613,556	6.0%
Dr. Busse	445,361	461,810(2)	3.7%
Dr. Munch	657,206	703,210	7.0%
Mr. Srega	451,821	454,780(3)	7.0%

(1)
Amounts in column represent base salary amounts in effect at the time that the Compensation Committee approved 2023 annual base salaries.
(2)
Amount represents the U.S. Dollar equivalent value of Dr. Busse’s base salary (CHF 426,575), based on a conversion rate of CHF 1:$1.0826 as of February 16, 2023.
(3)
Amount represents the U.S. Dollar equivalent value of Mr. Srega’s base salary (€425,346), based on a conversion rate of €1:$1.0692 as of February 16, 2023.

For 2023, the Compensation Committee approved salary increases ranging from 4% to 7% for our named executive officers. The Compensation Committee considered these increases appropriate based on its evaluation of competitive market levels, peer group survey data, individual performance and market conditions.

Cash Incentive Plans and Review of 2023 Performance

Annual Cash Incentive Awards. Annual incentive awards in the form of performance-based cash incentive bonuses for our named executive officers are based upon management’s success in achieving a combination of corporate financial and individual measures established each year by the Compensation Committee after consultation with management. The specific goals vary for each named executive officer based on responsibilities and role within Bruker and may include financial or strategic measures. Individual goals are intended to reward performance which results in Bruker meeting or exceeding its financial or operational goals.

The Compensation Committee also considers the mix of performance goals to balance the incentives created to mitigate risks that may be associated with a particular performance goal. Through a mix of financial metrics and individual goals, cash incentive awards reflect both the individual’s contributions compared to his or her specific performance goals for the year and the overall performance of Bruker or the particular operations under the executive officer’s leadership.

Overview and Outcomes. Under the annual short-term incentive compensation plans, or ICPs, named executive officers are eligible for cash awards based on Company and individual performance. The 2023 ICP goal total achievement for named executive officers was as follows:

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Total achievement ranged from 102.2% to 121.8%.
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Financial achievement ranged from 107.1% to 127.3%.
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Individual achievement ranged from 83.8% to 108.8%.

The two primary classifications of performance goals utilized are pre-established financial performance metrics and specific individual performance goals. Each performance metric represents part of the total incentive award calculation, with the financial goals in 2023 accounting for, in the aggregate, 70% of the target award potential and the individual goals in 2023 accounting for, in the aggregate, 30% of the total incentive award potential. In 2023, the Compensation Committee established our named executive officers’ 2023 ICPs as follows:

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At the beginning of the year, the Compensation Committee set individual target awards for each named executive officer, expressed as a percentage of base salary, based on the named executive officer’s level of responsibility and upon a review of management recommendations, compensation information from our peer group and survey market data for comparable positions.
■
Also at the beginning of the year, the Compensation Committee established performance measures and goals for the ICPs, which included the financial and strategic metrics being assessed, performance thresholds and targets, weightings and due dates for each metric. The Compensation Committee also approved the named executive officers’ individual performance goals.
■
After the close of the year, the Compensation Committee received a report from management regarding Company,

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operating Group and individual performance against the pre-established performance goals of the ICPs. Actual awards for 2023 were approved based on each named executive officer’s individual award target percentage and the overall Company, Group and/or individual performance relative to the specific performance goal, in each case as determined by the Compensation Committee.

2023 ICP Structure and Metrics. The basic structure and metrics of the 2023 cash incentive plans established for our executive officers are summarized as follows:

CEO & CFO	Group Presidents	All Executive Officers
Financial Goals » 70% of Total Target Cash Incentive Plan Opportunity		Potential Payout Amounts
Corporate Financial Performance Goals	Group Financial Performance Goals
✓ Currency - Adjusted Revenue Growth (15%) ✓ Non-GAAP Operating Profit Improvement (20%) ✓ Non-GAAP Earnings Per Share Growth (non-GAAP EPS) (15%) ✓ Working Capital Improvement (20%)	✓ Currency - Adjusted Revenue Growth (15%) ✓ Non-GAAP Gross Profit Improvement (15%) ✓ Non-GAAP Operating Profit Improvement (15%) ✓ Working Capital Improvement (15%) ✓ Non-GAAP EPS (10%)	Each financial goal has a minimum of 0% payout and a maximum of 200%, with payouts determined relative to the achievement of each of the specified performance goals on a linear basis.
Individual » 30% of Total Target Cash Incentive Plan Opportunity		Potential Payout Amounts

✓ Individual strategic and organizational objectives	✓ Individual strategic and organizational objectives	0 - 125%, subject to adjustment at the discretion of the Compensation Committee

Setting Incentive Target Levels. The following table summarizes the 2023 ICP target levels approved for each of our named executive officers and the relationship of performance-based cash compensation at target levels to base salary and total potential cash compensation.

2023 Cash Incentive Targets

		% of Base Salary at Target Achievement	% of Total Potential Cash Compensation at Target Achievement
Dr. Laukien	1,314,592	140%	58%
Mr. Herman	429,489	70%	41%
Dr. Busse	277,086(1)	60%	38%
Dr. Munch	457,086	65%	39%
Mr. Srega	295,607(2)	65%	39%

(1)
Amount represents the U.S. Dollar equivalent value of Dr. Busse’s cash incentive target (CHF 255,945), based on a conversion rate of CHF 1:$1.0826 as of February 16, 2023.
(2)
Amount represents the U.S. Dollar equivalent value of Mr. Srega’s cash incentive target (€276,476), based on a conversion rate of €1:$1.0692 as of February 16, 2023.

When setting individual target incentive levels for 2023 ICPs, the Compensation Committee reviewed, for each named executive officer, individual target awards applicable in 2023, the total cash compensation established for 2023 and the projected cash compensation for 2023, considering how the total cash compensation of each named executive officer compared to peer group and related market data, and the responsibilities of each named executive officer. Additionally, the Compensation Committee considered long-term incentive target levels, to consider a total direct compensation view, so that no one element was determined in isolation.

Setting Corporate Performance Goals and Thresholds. The Compensation Committee establishes specific Corporate level financial performance goals for our executive officers with corporate responsibilities, including Dr. Laukien and Mr. Herman, and Group level financial performance goals for our executive officers with Group level management responsibilities based on key Corporate, Group or divisional business plan goals for the year. In addition to goals tied to Group level financial performance, each of our Group Presidents has a portion of his incentive award potential linked directly to our company non- GAAP earnings per share, creating additional alignment with our stockholders and our overall strategic objectives.

Financial performance goals generally reflect targeted growth as compared to the results achieved in the prior year for the relevant metric, with a threshold level of current year performance required for any cash incentive payout. However, threshold levels are typically equal to the prior year’s performance. As a result, 2022 performance was the threshold achievement for our named executive officers to earn any portion of their cash incentive plan targets linked to financial performance goals in 2023 (with exception of working capital, for which the threshold was 105% of business plan goal).

Payments for cash incentive bonuses linked to the achievement of the pre-established financial performance goals are calculated based on percentage achievement of the financial target goal. While there is no maximum payout for any single financial goal, the

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combined payout for the financial goals portion of an individual’s ICP is limited to 200% of the financial incentive award target.

Setting Individual Performance Goals and Thresholds. While still measurable, individual performance goals may not always be as quantifiable as the financial objectives. Payments for individual performance goals are made in a range of 0% to 125%, based on a qualitative evaluation of the named executive officer’s performance and determined by the Compensation Committee.

Individual performance goals are generally set as stretch, but attainable, goals, with over-achievement of goals anticipated to occur in only limited circumstances. In determining award payouts for these goals, the Compensation Committee considers each of the executive officers’ achievements in meeting their individual performance goals and the substantial progress made during the fiscal year with respect to a variety of strategic, organizational and infrastructure initiatives implemented under their leadership. Additionally, the Compensation Committee may, in its discretion, award cash incentive bonuses above the target level in the event it determines that a named executive officer has delivered exceptional performance. Cash incentive compensation plans of our named executive officers operate under a common set of performance metrics and calculation methodologies, with goals adjusted at the Corporate or Group level to reflect individual areas of responsibility.

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2023 Cash Incentive Award Payout Determinations

DR. FRANK H. LAUKIEN AND MR. GERALD N. HERMAN:

Bruker Corporation

2023 Financial Performance Goals (70% of Target Bonus Potential)

As the CEO and CFO, respectively, of the Company, Dr. Laukien’s and Mr. Herman’s 2023 ICPs financial performance goals were tied to corporate financial performance goals that focused on generating revenue growth, improving efficiency and profitability, and reducing our working capital ratio. As a result, the cash incentive award payouts earned by each of Dr. Laukien and Mr. Herman for the financial performance portion of his 2023 ICP opportunity was equal to approximately 127.3% of his cash incentive target linked to financial performance goals, or approximately 89.1% of his total cash incentive target. Bruker’s overall 2023 financial performance did not achieve certain business plan targets primarily due to underlying market conditions and supply chain constraints.

2023 Corporate Level Performance Goals(1)	Weighting	2023 Performance(1)	% Of Incentive Goal Achieved
■ $436.6 Million Currency Adjusted Revenue Growth	15%	$444.8 million increase in Currency-Adjusted Revenue	101.9%
■ $65.4 Million Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	20%	$74.7 million increase in Non-GAAP Operating Profit	114.1%
■ $0.021 Reduction in Working Capital Ratio (adjusted for acquisition and restructuring charges)	20%	$0.034 reduction in Working Capital Ratio	159.0%
■ $0.32 Increase in Non-GAAP Earnings Per Share (adjusted for acquisition and restructuring charges)	15%	$0.41 increase in Non-GAAP Earnings Per Share	128.1%
Total	70%		127.3%

(1)
Represents a non-GAAP financial measure. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures and additional information about non-GAAP financial measures.

Individual Performance Goals

(30% of Target Bonus Potential)

The individual performance goals and achievement ratings for each of Dr. Laukien’s and Mr. Herman’s 2023 ICPs are described below.

Dr. Laukien

Dr. Laukien’s individual performance goals for 2023 included active portfolio management, high-value innovation, operational excellence, organizational effectiveness, and lead organization driving ESG goals and reporting. Dr. Laukien earned 106.3% of the portion of his cash incentive target linked to individual performance goals.

Mr. Herman

Mr. Herman’s individual performance goals for 2023 included active portfolio management, financing, commercial excellence, operational excellence, organizational effectiveness, and lead ESG initiative. Mr. Herman earned 108.8% of the portion of his cash incentive target linked to individual performance goals.

Bruker Proxy Statement 2024	28

DR. FALKO BUSSE:

Bruker BioSpin Group

2023 Financial Performance Goals

(70% of Target Bonus Potential)

As President of the Bruker BioSpin Group, Dr. Busse’s 2023 ICP included financial performance goals directly relating to his leadership of the Bruker BioSpin Group. As summarized in the table below, Bruker BioSpin’s 2023 financial performance reflected strong revenue growth, cost containment, and working capital management. As a result, the cash incentive award payout earned by Dr. Busse for the financial performance portion of his 2023 ICP opportunity was equal to approximately 123.8% of his cash incentive target linked to financial performance goals, or approximately 86.7% of his total cash incentive target.

2023 Bruker BioSpin Group Performance Goals(1)	Weighting	2023 Performance(1)	% Of Incentive Goal Achieved
■ $82.4 Million Bruker BioSpin Currency-Adjusted Revenue Growth	15%	$101.8 million increase in Currency-Adjusted Revenue	123.5%
■ $42.3 Million Bruker BioSpin Non-GAAP Gross Profit Improvement (adjusted for acquisition and restructuring charges)	15%	$42.8 million increase in Non-GAAP Gross Profit	101.2%
■ $19.0 Million Bruker BioSpin Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	15%	$25.8 million increase in Non-GAAP Operating Profit	135.7%
■ $0.023 Reduction in Bruker BioSpin Working Capital Ratio (adjusted for acquisition and restructuring charges)	15%	$0.031 reduction in Working Capital Ratio	132.0%
■ $0.32 Increase in Non-GAAP Earnings Per Share (adjusted for acquisition and restructuring charges)	10%	$0.41 increase in Non-GAAP Earnings Per Share	128.1%
Total	70%		123.8%

(1)
Represents a non-GAAP financial measure. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures and additional information about non-GAAP financial measures.

Individual Performance Goals

(30% of Target Bonus Potential)

Dr. Busse’s individual performance goals for 2023 included active portfolio management, customer success, high-value innovation, operational excellence, and organizational effectiveness. Overachievement of the performance goals was driven by high-value innovation and organizational effectiveness. Dr. Busse earned 107.5% of his cash incentive target linked to individual performance goals.

29	Bruker Proxy Statement 2024

DR. MARK R. MUNCH:

Bruker NANO Group

2023 Financial Performance Goals

(70% of Target Bonus Potential)

Dr. Munch is an Executive Vice President of Bruker Corporation and President of the Bruker NANO Group. Dr. Munch’s 2023 ICP included financial performance goals directly relating to his leadership of the Bruker NANO Group. As summarized in the table below, in 2023 the Bruker NANO Group delivered solid financial performance in revenue and operating profit, while working capital and gross profit were short of the target. As a result, the cash incentive award payout earned by Dr. Munch for the financial performance portion of his 2023 ICP opportunity was equal to approximately 110.0% of his cash incentive target linked to financial performance goals, or approximately 77.0% of his total cash incentive target.

2023 Bruker NANO Group (NANO) Performance Goals(1)	Weighting	2023 Performance(1)	% Of Incentive Goal Achieved
■ $155.6 Million NANO Currency-Adjusted Revenue Growth	15%	$159.2 million increase in Currency-Adjusted Revenue	102.3%
■ $94.7 Million NANO Non-GAAP Gross Profit Improvement (adjusted for acquisition and restructuring charges)	15%	$89.9 million increase in Non-GAAP Gross Profit	94.9%
■ $30.7 Million NANO Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	15%	$41.9 million increase in Non-GAAP Operating Profit	136.7%
■ $0.046 Reduction in NANO Working Capital Ratio (adjusted for acquisition and restructuring charges)	15%	$0.043 reduction in Working Capital Ratio	94.1%
■ $0.32 Increase in Non-GAAP Earnings Per Share (adjusted for acquisition and restructuring charges)	10%	$0.41 increase in Non-GAAP Earnings Per Share	128.1%
Total	70%		110.0%

(1)
Represents a non-GAAP financial measure. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures and additional information about non-GAAP financial measures.

Individual Performance Goals

(30% of Target Bonus Potential)

Dr. Munch’s individual performance goals for 2023 included active portfolio management, high-value innovation, operational excellence and organizational effectiveness. Dr. Munch earned a cash incentive award equal to 83.8% of the portion of his target cash incentive bonus potential attributable to his individual performance goals, or 25.1% of his total cash incentive target.

Bruker Proxy Statement 2024	30

MR. JUERGEN SREGA:

Bruker CALID Group

2023 Financial Performance Goals

(70% of Target Bonus Potential)

As President of the Bruker CALID Group, Mr. Srega’s 2023 ICP included financial performance goals directly relating to his leadership of the Bruker CALID Group. As summarized in the table below, Bruker CALID’s actual financial performance in 2023 was mixed with strong working capital management performance offset by a shortfall in revenue and profitability performance as compared to target. As a result, the cash incentive award payout earned by Mr. Srega for the financial performance portion of his 2023 ICP opportunity was equal to approximately 107.1% of his cash incentive target linked to financial performance goals, or approximately 75.0% of his total cash incentive target.

2023 Bruker CALID Group (CALID) Performance Goals(1)	Weighting	2023 Performance(1)	% Of Incentive Goal Achieved
■ $177.9 Million CALID Currency-Adjusted Revenue Growth	15%	$143.8 million increase in Currency-Adjusted Revenue	80.8%
■ $104.1 Million CALID Non-GAAP Gross Profit Improvement(adjusted for acquisition and restructuring charges)	15%	$74.1 million increase in Non-GAAP Gross Profit	71.2%
■ $35.2 Million CALID Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	15%	$22.0 million increase in Non-GAAP Operating Profit	62.5%
■ $0.017 Reduction in CALID Working Capital Ratio (adjusted for acquisition and restructuring charges)	15%	$0.044 reduction in Working Capital Ratio	200.0%
■ $0.32 Increase in Non-GAAP Earnings Per Share (adjusted for acquisition and restructuring charges)	10%	$0.41 increase in Non-GAAP Earnings Per Share	128.1%
Total	70%		107.1%

(1)
Represents a non-GAAP financial measure. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures and additional information about non-GAAP financial measures.

Individual Performance Goals

(30% of Target Bonus Potential)

Mr. Srega’s individual performance goals for 2023 included active portfolio management, commercial excellence, high-value innovation, operational excellence, and organization effectiveness. Overachievement of performance goals was driven by active portfolio management, and operational. Mr. Srega earned 98.8% of his cash incentive target linked to individual performance goals.

Total NEO Incentive Award Payments

Following review of the performance of our named executive officers in 2023, the Compensation Committee approved ICP awards to the named executive officers based on their respective percentage achievement of 2023 financial and individual performance goals as follows:

NEO	Financial Goal Achievement	Individual Goal Achievement	Total Cash Incentive Payment
Frank H. Laukien	127.3%	106.3%	121.0%
Gerald N. Herman	127.3%	108.8%	121.8%
Falko Busse	123.8%	107.5%	118.9%
Mark R. Munch	110.0%	83.8%	102.2%
Juergen Srega	107.1%	98.8%	104.6%

As shown above, based on their performance relative to their combined 2023 corporate performance goals and individual goals, Dr. Laukien and Mr. Herman earned $1,572,146 and $506,969, respectively, of their ICP targets.

The actual cash incentive award payments to our named executive officers are reported in the “Non-Equity Incentive Plan Awards” column of the Summary Compensation Table in this Proxy Statement.

2023 Long-Term Incentive Awards

The Compensation Committee uses long-term incentive compensation in the form of equity awards to deliver competitive

31	Bruker Proxy Statement 2024

compensation that recognizes employees for their contributions to Bruker and aligns the interests of named executive officers with stockholders by focusing them on long-term growth and stock price performance.

In 2023, upon consideration of a variety of factors, including the individual performance, experience and responsibilities of each of our named executive officers, our stock price, competitive market practices and trends, including total potential dilution and annual equity burn rate levels, outstanding equity awards held by our named executive officers and overall Company performance, the Compensation Committee approved the following long-term incentive awards to our named executive officers in August 2023:

2023 Long-Term Equity Incentive Awards

Long-Term Incentive Awards. Equity incentive compensation in the form of stock option and RSU awards is designed to provide long-term incentives to executive officers, to encourage them to remain with us and to enable recipients to develop and maintain a long-term stock ownership position in our Common Stock, which in turn motivates them to focus on creating long-term enhancement to stockholder value.

	Aggregate Economic Value(1)	Stock Options	RSUs
Dr. Laukien	3,326,420	35,349	38,521
Mr. Herman	1,075,873	11,167	12,168
Dr. Busse	400,189	4,154	4,526
Dr. Munch	1,097,244	11,388	12,410
Mr. Srega (2)	630,046	472,545	157,502

(1)
Economic value reflects the combined grant date fair value of option and RSU awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and based on the August 10, 2023 closing price of the Common Stock of $66.35 per share.
(2)
Pursuant to Mr. Srega’s MDE Contract, for retention purposes Mr. Srega was awarded larger than typical long-term incentive equity awards in each of 2020, 2021, and 2023. As per the MDE Contract an additional larger than typical long-term incentive equity award is expected to be granted in 2024. Portions of the grants are expected to be allocated to performance in 2022, and anticipated performance in 2025, 2026, and 2027. Accordingly, in 2022, Mr. Srega’s long-term incentive equity award was relatively lower than typical to take the larger awards expected to be granted in 2024 into account. Similarly, the 2025, 2026, and 2027 grants are also planned to be relatively lower than typical to take the larger awards into account.

We use a combination of stock options and RSU awards to balance the performance orientation of stock options to enhance our pay-for-performance culture and the retentive qualities of RSUs. The Compensation Committee believes this mix to be reasonable considering market practices, the overall level of pay for our executives and the long-term orientation of the equity award vehicles, given that they vest over a period of four years. In 2023, the value of awards to our named executive officers consisted of 25% stock options and 75% RSUs, which is consistent with the Compensation Committee’s approach generally.

Executive Benefits

In 2023, our named executive officers were eligible for the same level and offering of benefits made available to other employees, including our 401(k) plan and welfare benefit programs in the United States, or those comparable local benefit programs for our executives outside the United States. We generally do not provide additional benefits or perquisites to our executive officers, except as follows:

■
Dr. Busse, who is based in Switzerland, is provided a leased vehicle, and the same pension scheme and formulaic contribution as all other employees located in Switzerland. Additional information regarding Dr. Busse’s pension benefits is included in this Proxy Statement under the heading “Pension Benefits.”
■
Dr. Munch is provided an automobile allowance based on the nature of his responsibilities.
■
Mr. Srega, who is based in Germany and serves as a Managing Director of our subsidiary Bruker Daltonik GmbH, is provided a leased vehicle and a personal pension scheme in accordance with local custom. The personal pension scheme established for Mr. Srega’s benefit consists of three individual components funded during the term of his employment by contributions made by Bruker Daltonik GmbH. Contributions made to Mr. Srega’s personal pension scheme in 2023 are reported in the “All Other Compensation” column of the Summary Compensation Table included in this Proxy Statement under the heading “Summary of Executive Compensation.” Additional information regarding Mr. Srega’s personal pension scheme is included in this Proxy Statement under the heading “Pension Benefits.”

Employment Contracts, Termination of Employment and Change in Control Arrangements

Our wholly owned subsidiary Bruker BioSpin AG has a letter agreement with Dr. Busse that sets forth certain terms of Dr. Busse’s employment as President of the Bruker BioSpin Group, including his annual base salary and cash incentive bonus plan targets, in each case subject to annual review, and an annual equity award with a value of 175,000 Swiss Francs, pursuant to our 2016 Plan. During the term of his employment, Dr. Busse is eligible to participate in all customary employee benefit plans or programs

Bruker Proxy Statement 2024	32

generally available to our employees and/or executive officers. Additionally, as an employee of Bruker BioSpin AG, Dr. Busse is entitled to participate in the Bruker BioSpin AG pension fund scheme and other local benefit plans during the term of his employment. In the event of Dr. Busse’s death while in our employment, he is entitled to continuation of his base salary for a period of six months. The letter agreement contains customary one-year non-competition and two-year non-solicitation provisions and may be terminated by either party upon six month’s written notice.

We and Mr. Srega are party to a letter agreement which sets forth certain terms of Mr. Srega’s employment as President of the Bruker CALID Group, including his annual base salary, subject to annual review and eligibility to participate in our cash incentive bonus plan. The letter agreement also provides that Mr. Srega is entitled to receive an annual equity award. During the term of his employment, Mr. Srega will be eligible to participate in all customary employee benefit plans or programs of Bruker generally available to our employees and/or executive officers. Additionally, we assumed a personal pension scheme for Mr. Srega’s benefit carried forward in part from his former employer. The personal pension scheme is funded by contributions made by Bruker Daltonik GmbH and voluntary contributions by Mr. Srega, if any, during the term of his employment.

Mr. Srega will be entitled to a lump sum severance payment equal to six months of his then current base salary, or approximately $226,265 as of December 31, 2023, in the event there is a change in the voting control of Bruker and his employment is terminated, voluntarily or involuntarily, within six months after such change in control.

Additionally, pursuant to the letter agreement, Mr. Srega was required to enter into a managing director’s contract with Bruker Daltonik GmbH, or the German Subsidiary; accordingly, Mr. Srega and the German Subsidiary are parties to that certain Managing Director Employment Contract, dated June 28, 2012, (the “Original MDE”), as amended by that certain Supplements to the Managing Director Employment Contract, dated December 12, 2019, and July 19. 2023 (the “MDE Amendments”), and, together with the Original MDE, the MDE Contract. The “MDE Contract” sets forth the compensation and benefits that Mr. Srega is entitled to for his service as Managing Director and Chairman of the executive board of the German Subsidiary.

Pursuant to Mr. Srega’s MDE Contract, for retention purposes Mr. Srega was awarded larger than typical long-term incentive equity awards in each of 2020, 2021, and 2023. As per the MDE Contract an additional larger than typical long-term incentive equity award is expected to be granted in 2024. Portions of the grants are expected to be allocated to performance in 2022, and anticipated performance in 2025, 2026, and 2027. Accordingly, in 2022, Mr. Srega’s long-term incentive equity award was relatively lower than typical to take the larger awards into account. Similarly the 2025, 2026, and 2027 grants are also planned to be relatively lower than typical to take the larger awards expected to be granted in 2024 into account. Under the MDE Contract, Mr. Srega is subject to confidentiality and non-competition restrictions. The MDE Contract may be terminated by either party upon 12-months’ advance notice.

In the event of a change in control of Bruker, our Board has the authority to accelerate vesting of any and all unvested option, restricted stock and RSU awards granted under the 2016 Plan and the 2010 Incentive Compensation Plan, or 2010 Plan. Accelerated vesting in such circumstances is at the Board’s sole discretion. Under the standard terms of the awards of options, restricted stock and RSUs granted under these plans, unvested amounts are forfeited if the grantee’s employment or business relationship with Bruker is terminated for any reason, other than in the event of death or disability.

Section 162(m) Limitations

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid for any year to certain “covered employees.” Covered employees generally include our Chief Executive Officer, Executive Vice President and Chief Financial Officer and each of our next three most highly compensated officers serving at the end of the taxable year.

The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although we have considered the impact of Section 162(m) when designing our executive compensation programs and incentive plans, tax deductibility is not a primary consideration in setting compensation and is secondary to meeting the overall objectives of the executive compensation program. The Compensation Committee will continue to monitor the compensation levels potentially payable under our compensation programs and intends to retain the flexibility necessary to provide total compensation in line with competitive practice and our compensation philosophy, even if such compensation is not deductible under Section 162(m).

Stock Ownership Guidelines

We have adopted stock ownership guidelines that apply to our directors and executive officers based on the Board’s determination of appropriate share ownership levels as follows:

Position	Ownership Requirement
Chief Executive Officer	5x annual base salary
Executive Officers	2x annual base salary
Non-Employee Directors	5x annual retainer

33	Bruker Proxy Statement 2024

All common stock held directly or indirectly by the directors and executive officers as well as unvested RSUs are included for purposes of calculating stock ownership under the guidelines. Our directors and executive officers have five years from the date the guidelines were adopted in November 2019 or the date they joined Bruker to attain the minimum ownership necessary to comply with the guidelines. If an individual becomes subject to a greater ownership amount due to promotion or an increase in base salary or annual retainer, the individual has three additional years to attain the minimum ownership necessary to comply with the new guidelines.

Individuals must hold 50% of the shares delivered to them pursuant to an exercise of stock options or the vesting of RSUs (in each case net of any taxes owed) until the applicable minimum ownership requirement is met.

All directors and executive officers have met their ownership guidelines and continue to accumulate and hold shares consistent with the guidelines.

Compensation Recovery/Clawback Policy

Consistent with the Dodd-Frank Wall Street Reform Act and Protection Act of 2010, our Clawback Policy implements the mandatory recoupment of incentive-based compensation received by an executive officer in the event of an accounting restatement in compliance with the applicable rules of the Nasdaq Stock Market. Such a recoupment would be triggered in the event Bruker is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under securities law, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Clawback Policy applies to Section 16 officers, and the Bruker Board of Directors does not have discretion in whether affected compensation must be recouped.

Equity Award Grant Practices

The Compensation Committee reviews and approves individual grants for the named executive officers, as well as the total number of shares underlying grants made to all employees. The annual equity grants typically are reviewed and approved at the Compensation Committee’s regular meeting during the third quarter of the fiscal year, although sign-on equity awards are generally approved by the Compensation Committee at the time an executive officer commences employment with Bruker. The grant date for the annual equity grants is the date of the Compensation Committee meeting at which they are approved. Administration of equity awards is managed by the Company’s human resources department with specific instructions related to the timing of grants given by the Compensation Committee.

Policies on Hedging and Pledging of Shares

Consistent with the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, or the Dodd-Frank Act, our Insider Trading Policy prohibits all Board members and employees, including executive officers, from engaging in hedging or monetization transactions to lock in the value of that person’s holdings of our securities, or hedging. For this purpose, “hedging” includes the purchase of financial instruments (such as prepaid variable forward contracts, equity swaps, collars and exchange funds), which may allow a person to continue to own our securities obtained as equity compensation or otherwise, but without the full risks and rewards of ownership.

Additionally, Board members and executive officers are prohibited from entering into any transactions that result in pledging, or using as collateral, our securities in order to secure personal loans or other obligations, including purchasing our stock on margin or holding our stock in a margin account. This prohibition does not include a pre-existing, “grand-fathered” pledge of 5,000,000 shares by Dr. Laukien, our President and Chief Executive Officer, to secure a personal line of credit of up to $10,000,000, or a renewal of such pledge on substantially similar terms. The maximum amount of Dr. Laukien’s personal line of credit is presently much more than ten times over-collateralized to minimize risk.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, promulgated under the Securities Act of 1933, as amended, or the “Securities Act”. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of Bruker under the Securities Act or the Securities Exchange Act of 1934, as amended, or the “Exchange Act”, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Compensation Committee of the Board of Directors.

Bonnie H. Anderson, Chair

Cynthia M. Friend

Richard A. Packer

Hermann F. Requardt

Bruker Proxy Statement 2024	34

SUMMARY OF EXECUTIVE COMPENSATION

The following table summarizes the compensation earned by our named executive officers for the years ended December 31, 2023, 2022 and 2021.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)		Option Awards(2) ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Frank H. Laukien, Ph.D.	2023	926,096	—		2,555,868		770,552		1,572,146	—	34,099	5,858,761
Chairman, President and Chief	2022	873,265	—		2,481,426		759,972		906,371	—	36,161	5,057,195
Executive Officer	2021	811,581	—		2,409,186		749,403		1,615,669	—	8,700	5,594,539

Gerald N. Herman	2023	603,538	—		807,347		268,526		506,969	—	17,922	2,204,302
Executive Vice President and Chief	2022	570,982	—		776,302		264,276		270,588	—	16,518	1,898,666
Financial Officer	2021	545,310	—		638,443		225,438		522,656	—	8,700	1,940,547

Falko Busse, Ph.D. President,	2023	468,944	—		300,300		99,889		342,657	—	133,576	1,345,365
Bruker BioSpin Group(4)	2022	425,800	—		288,796		98,307		220,292	—	117,245	1,150,440
	2021	420,951	—		270,064		95,360		209,003	—	108,589	1,103,967

Mark R. Munch, Ph.D.	2023	689,939	451,500	[6]	823,404		273,840		459,363	—	28,475	2,726,522
Executive Vice President & President,	2022	648,298	400,000		791,740		269,526		363,676	—	27,989	2,501,229
Bruker NANO Group	2021	619,151	400,000		768,718		271,430		506,166	—	17,100	2,582,565

Juergen Srega President,	2023	452,530	—		472,545	[7]	157,502	[7]	300,996	—	88,663	1,472,236
Bruker CALID Group(5)	2022	413,888	—		472,564		160,865		143,164	—	89,939	1,280,420
	2021	440,878	—		472,551		166,863		423,735	—	96,183	1,600,210

(1)
The amounts in this column reflect the grant date fair value of awards of RSUs, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The actual amount realized by the named executive officer will vary based on several factors, including our performance, stock price fluctuations and applicable vesting.
(2)
The amounts in this column reflect the grant date fair value of stock option awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2023 audited financial statements included in our Annual Report on Form 10-K filed with the SEC on February 29, 2024. The actual amount realized by the named executive officer will vary based on several factors, including our performance, stock price fluctuations and applicable vesting.
(3)
Reflects matching contributions made under our 401(k) plan, automobile allowance, dividend equivalent units paid, and/or pension contributions for each of our named executive officers in 2023

Name	Matching Contributions 401(k) Plan 2023 ($)	Automobile Costs/ Allowance 2023 ($)	Dividends Paid on Vested RSUs 2023 ($)	Pension Contributions 2023 ($)
Frank H. Laukien	13,200	—	20,899	—
Gerald N. Herman	13,200	—	4,722	—
Falko Busse	—	34,253	1,951	97,372
Mark R. Munch	13,200	8,400	6,875	—
Juergen Srega	—	11,269	6,008	71,386

(4)
The amounts reflected for 2023 compensation, other than amounts reported under the headings “Stock Awards,” “Option Awards” and “Non-Equity Incentive Plan Awards,” are based on actual payments in Swiss Francs converted to U.S. Dollars at a conversion rate of CHF 1.0 =$1.1136, which represents the 2023 average midpoint rate. The amounts reflected under the heading “Non-Equity Incentive Plan Awards” are converted from Swiss Francs to U.S. Dollars at a conversion rate equal to the midpoint rate on the date of approval by the Compensation Committee of CHF 1.0 =$1.1364.

35	Bruker Proxy Statement 2024

(5)
The amounts reflected for 2023 compensation, other than amounts reported under the headings “Stock Awards,” “Option Awards” and “Non-Equity Incentive Plan Awards,” are based on actual payments in Euros converted to U.S. Dollars at a conversion rate of €1.0 =$1.0816, which represents the 2023 average midpoint rate. The amounts reflected under the heading “Non-Equity Incentive Plan Awards” are converted from Euros to U.S. Dollars at a conversion rate equal to the midpoint rate on the date of approval by the Compensation Committee of €1.0=$1.0772.
(6)
Amount includes an additional cash compensation payment to Dr. Munch of $300,000 in connection with his role as CEO of the Company’s majority-owned startup company, Acuity Spatial Genomics, and a $150,000 Special Recognition award, both were earned in 2023 and paid in 2024.
(7)
Pursuant to Mr. Srega’s MDE Contract, for retention purposes Mr. Srega was awarded larger than typical long-term incentive equity awards in each of 2020, 2021, and 2023. As per the MDE Contract an additional larger than typical long-term incentive equity award is expected to be granted in 2024. Portions of the grants are expected to be allocated to performance in 2022, and anticipated performance in 2025, 2026, and 2027. Accordingly, in 2022, Mr. Srega’s long-term incentive equity award was relatively lower than typical to take the larger awards into account. Similarly, the 2025, 2026, and 2027 grants are also planned to be relatively lower than typical to take the larger awards expected to be granted in 2024 into account. This allocation was not properly reflected in the Summary Compensation Table for 2021 which has been restated accordingly herein.

2023 Grants of Plan-Based Awards

The following table sets forth certain information with respect to individual grants of plan-based awards to our named executive officers during the year ended December 31, 2023.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Type (1)	Grant Date	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
	ICP	N/A	—	1,314,592	2,333,401
Frank H. Laukien
	RSU	8/10/2023				38,521			2,555,868
	OPT	8/10/2023					35,349	72.99	770,552
	ICP	N/A	—	429,489	762,343
Gerald N. Herman	RSU	8/10/2023				12,168			807,347
	OPT	8/10/2023					11,167	66.35	268,526
	ICP	N/A	—	285,020	505,911
Falko Busse	RSU	8/10/2023				4,526			300,300
	OPT	8/10/2023					4,154	66.35	99,889
	ICP	N/A	—	457,086	811,328
Mark R. Munch	RSU	8/10/2023				12,410			823,404
	OPT	8/10/2023					11,388	66.35	273,840
	ICP	N/A	—	299,035	530,788
Juergen Srega(4)	RSU	8/10/2023				7,122			472,545
	OPT	8/10/2023					6,535	66.35	157,502

(1)
The type of awards are as follows: ICP = Incentive Compensation Plan, RSU = Restricted Stock Units, OPT = Stock Options.
(2)
Represents estimated possible payouts on the grant date for annual cash incentive bonus awards granted for 2023 performance under the 2023 cash incentive bonus plans of our named executive officers. The amounts reflected for Mr. Srega and Dr. Busse, which were payable in Euros and Swiss Francs, respectively, are converted at 2023 average midpoint conversion rates of €1.0 =$1.0816 and CHF 1.0=$1.1136.
(3)
Represents the grant date fair value of RSU and stock option awards granted under our 2016 Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2023 audited financial statements included in our Annual Report on Form 10-K filed with the SEC on February 29, 2024. Stock option and RSU awards vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date. Stock option awards are exercisable upon vesting at a price equal to the closing price of our Common Stock on the date of the grant and expire on the ten-year anniversary of the grant date, other than Mr. Laukien’s stock option award, which is exercisable upon vesting at a price equal to 110% of the closing price of our Common Stock on the date of the grant and expires on the five-year anniversary of the grant date.

Bruker Proxy Statement 2024	36

(4)
Pursuant to Mr. Srega’s MDE Contract, for retention purposes Mr. Srega was awarded larger than typical long-term incentive equity awards in each of 2020, 2021, and 2023. As per the MDE Contract an additional larger than typical long-term incentive equity award is expected to be granted in 2024. Portions of the grants are expected to be allocated to performance in 2022, and anticipated performance in 2025, 2026, and 2027. Accordingly, in 2022, Mr. Srega’s long-term incentive equity award was relatively lower than typical to take the larger awards expected to be granted in 2024 into account. Similarly, the 2025, 2026, and 2027 grants are also planned to be relatively lower than typical to take the larger awards into account.

Outstanding Equity Awards at December 31, 2023

The following table provides information concerning outstanding equity-based plan awards, including unexercised options and stock that has not vested, for each of our named executive officers as of the end of 2023.

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price($)	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)
Frank H. Laukien	8/06/2020	—	14,717	(2)	47.85	8/06/2025
	8/05/2021	18,524	18,524	(3)	89.45	8/5/2026
	8/11/2022	10,137	30,413	(4)	68.20	8/11/2027
	8/10/2023	—	35,349	(5)	72.99	8/10/2028
							8/06/2020	13,062	(6)	959,796
							8/05/2021	14,814	(7)	1,088,533
							8/11/2022	30,018	(8)	2,205,723
							8/10/2023	38,521	(9)	2,830,523
	12/01/2016	8,004	—		22.51	12/01/2026
	8/09/2018	11,594	—		34.02	8/09/2028
Gerald N. Herman	8/08/2019	11,344	—		41.95	8/08/2029
	8/06/2020	10,199	3,400	(2)	43.50	8/06/2030
	8/05/2021	4,908	4,910	(3)	81.32	8/05/2031
	8/11/2022	3,171	9,515	(4)	62.00	8/11/2032
	8/10/2023	—	11,167	(5)	66.35	8/10/2033
							8/06/2020	3,018	(6)	221,763
							8/05/2021	3,926	(7)	288,482
							8/11/2022	9,391	(8)	690,051
							8/10/2023	12,168	(9)	894,105
	8/07/2015	12,000	—		19.82	8/07/2025
Falko Busse	10/04/2016	7,097	—		22.19	10/04/2026
	8/09/2018	4,384	—		34.02	8/09/2028
	8/08/2019	4,641	—		41.95	8/08/2029
	8/06/2020	4,371	1,457	(2)	43.50	8/06/2030
	8/05/2021	2,076	2,077	(3)	81.32	8/05/2031
	8/11/2022	—	—		62.00	8/11/2032
	8/10/2023	—	4,154	(5)	66.35	8/10/2033
							8/06/2020	1,294	(6)	95,083
							8/05/2021	1,661	(7)	122,050
							8/11/2022	3,494	(8)	256,739
							8/10/2023	4,526	(9)	332,570
Mark R. Munch	10/04/2016	58,843	—		22.19	10/04/2026
	8/10/2017	26,682	—		27.07	8/10/2027
	8/09/2018	22,695	—		34.02	8/09/2028
	8/08/2019	19,924	—		41.95	8/08/2029
	8/06/2020	14,496	4,833	(2)	43.50	8/06/2030
	8/05/2021	5,910	5,911	(3)	81.32	8/05/2031
	8/11/2022	3,234	9,704	(4)	62.00	8/11/2032
	8/10/2023	—	11,388	(5)	66.35	8/10/2033
							8/06/2020	4,289	(6)	315,156
							8/05/2021	4,727	(7)	347,340
							8/11/2022	9,578	(8)	703,791
Juergen Srega							8/10/2023	12,410	(9)	911,887
	8/10/2017	17,635	—		27.07	8/10/2027
	8/09/2018	14,801	—		34.02	8/09/2028
	8/08/2019	12,994	—		41.95	8/08/2029
	8/06/2020	18,358	6,120	(2)	43.50	8/06/2030
	8/05/2021	7,266	7,268	(3)	81.32	8/05/2031
	8/10/2023	—	13,485	(5)	66.35	8/10/2033
							8/06/2020	5,432	(6)	399,143
							8/05/2021	5,812	(7)	427,066
							8/10/2023	14,695	(9)	1,079,789

(1)
The amounts in this column were calculated by multiplying $73.48, the closing price of our Common Stock on the Nasdaq Global Select Market as of December 31, 2023, by the number of unvested shares.
(2)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2024.

37	Bruker Proxy Statement 2024

(3)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2024 and 2025.
(4)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2024, 2025 and 2026.
(5)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2024, 2025, 2026 and 2027.
(6)
The unvested RSUs vest in equal annual installments on the anniversary of the grant date in 2024.
(7)
The unvested RSUs vest in equal annual installments on the anniversary of the grant date in 2024 and 2025.
(8)
The unvested RSUs vest in equal annual installments on the anniversary of the grant date in 2024, 2025 and 2026.
(9)
The unvested RSUs vest in equal annual installments on the anniversary of the grant date in 2024, 2025, 2026 and 2027.

2023 Option Exercises and Stock Vested

The following table provides information regarding the number of shares acquired by our named executive officers upon the exercise of options or vesting of restricted stock awards and RSUs and the value realized at that time before payment of any applicable withholding taxes and brokerage commission.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)
Frank H. Laukien	172,127	3,663,743	46,531	3,114,332
Gerald N. Herman	—	—	10,569	703,261
Falko Busse	—	—	4,293	285,625
Mark R. Munch	—	—	14,162	940,932
Juergen Srega	—	—	11,153	741,168

(1)
Represents the difference between the exercise price of the options exercised and the closing price of the Common Stock as of the date of exercise.
(2)
Represents the aggregate value of shares vested in 2023 based on the closing price of the Common Stock as of the date of vesting or, if the Nasdaq Global Select Market was closed on such date, the next trading date thereafter. As of December 31, 2023, our named executive officers held all of the shares reported as acquired upon vesting of restricted stock units in 2023, except as follows: 20,625 shares, with an aggregate value of $1,380,458, reported as acquired by Dr. Laukien were withheld to satisfy tax withholding obligations upon vesting, 3,071 shares, with an aggregate value of $204,336 reported as acquired by Mr. Herman were withheld to satisfy tax withholding obligations upon vesting, and 6,463 shares, with an aggregate value of $429,232, reported as acquired by Dr. Munch were withheld to satisfy tax withholding obligations upon vesting, and 4,840 shares, with an aggregate value of $356,369 were disposed of by Mr. Srega to satisfy tax withholding obligations.

Pension Benefits

Swiss Pension Plan. As an employee of our BioSpin AG subsidiary in Switzerland, Dr. Busse is eligible to participate in a defined benefit plan available to all employees of our subsidiaries in Switzerland, which we refer to as the Swiss Pension Plan. Dr. Busse participates in the plan on the same terms and conditions as all other Swiss employees and does not receive any additional supplemental executive pension contributions. The Swiss Pension Plan is a cash balance-based pension arrangement, under which we contribute an annual amount based on a percentage of salary and bonus and the participant’s age. Employees may also make contributions based on a percentage of salary and bonus and age. Additionally, participants are allocated annual savings and interest credits based on age and account value, respectively. Payments to participants are based on accumulated capital in the participant’s plan account and may be taken as a lump sum or annuity at normal retirement, beginning at age 65. Participants may also elect to receive a reduced benefit beginning at age 58 in the event of early retirement. In the event of premature death and disability, the Swiss Pension Plan also provides for payments in the form of an annuity based on a percentage of the participant’s salary or as a lump sum based on accumulated plan account assets.

Retirement Plan for Mr. Srega. A personal pension scheme established for Mr. Srega’s benefit, which was in part carried forward from his former employer, is funded by contributions made by Bruker Daltonik GmbH and voluntary contributions by Mr. Srega, if any, during the term of his employment. The personal pension scheme has three components: a contribution- based plan of Bruker Daltonik GmbH, or the Bruker Daltonik Plan; a pension fund guarantee, or the Guarantee Plan; and a cash value life insurance policy. The Bruker Daltonik Plan provides for monthly Company contributions in the amount of €5,500 (approximately $5,949 per month or $71,386 per year) and a lifetime monthly retirement benefit based on the value of accumulated capital beginning at age 67 or a lump-sum payment. In the event of termination of employment or death prior to age 67, the Bruker Daltonik Plan provides for a reduced benefit to be determined based on the cash assets of the plan at such time. The Guarantee Plan provides an inflation hedge and an additional monthly retirement benefit, commencing December 1, 2019, with an annually increasing benefit based on Guarantee Plan earnings or, at Mr. Srega’s election, a lump- sum payment. The Guarantee Plan is funded by annual Company contributions during the term of employment in amounts which increase annually by the same percentage as the upper earnings

Bruker Proxy Statement 2024	38

limit established under German law for pension insurance contributions. In the event of death after December 1, 2019, benefits will terminate effective November 30, 2024.

Information about our contributions to the Swiss Pension Plan in which Dr. Busse is a participant and the personal pension scheme of Mr. Srega is provided in the Summary Compensation Table above under the column entitled “All Other Compensation” and the related footnotes.

2023 Pension Benefits Table

The following table provides information about the benefits provided for Dr. Busse under the Swiss Pension Plan. The amount reported represents the U.S. Dollar equivalent of the benefits provided for Dr. Busse in Swiss Francs, based on the midpoint conversion rate of CHF 1.0=$1.1885 as of December 31, 2023.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Falko Busse(1)	Swiss Pension Plan	5.67	934,692

(1)
The number of years of credited service is equal to Dr. Busse’s length of service as Bruker BioSpin Group President.

In 2023, Dr. Busse made contributions to the Swiss Pension Plan of $88,694 which amount is included in the “Salary” column of the Summary Compensation Table. During 2023, Dr. Busse did not make any additional voluntary contribution to the Swiss Pension Plan nor did he receive any benefits. Company contributions in 2023 for the benefit of Dr. Busse totaled $103,921. For the year ended December 31, 2023, the effect of changes in actuarial assumptions and the measurement date on the present value of the accumulated benefit obligation was $193,869. The present value of accumulated benefit is calculated using the methodology and assumptions under Accounting Standards Codification Topic 715: Compensation— Retirement Benefits for the fiscal year-end measurement (as of December 31, 2023). The present value is based on a discount rate of 1.4%, an expected interest rate on the account balance of 1.4%, an expected rate of compensation increase of 2.20%, and the BVG 2020 Generational mortality tables.

2023 Non-Qualified Deferred Compensation Table

The following table provides information about 2023 activity relating to the personal pension scheme established for Mr. Srega. All amounts reported are as of December 31, 2023 and are converted from Euros to U.S. Dollars at the 2023 average midpoint conversion rate of €1.0=$1.0816.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Juergen Srega	2,818	71,386	108,843	889,671

(1)
The reported amount is included in the “All Other Compensation” column in the Summary Compensation Table.
(2)
The reported amount includes earnings attributable to plan assets amounts contributed by Mr. Srega and Mr. Srega’s former employer, which amounts were carried forward into the personal pension scheme following commencement of Mr. Srega’s employment in 2013. The reported amount also reflects the impact of changes in exchange rates and currency translation from Euros to U.S. Dollars. Aggregate earnings in local currency were 0 Euros, or approximately $0 USD.
(3)
The reported amount includes $2,818, $2,745 and $2,905 reported as 2023, 2022 and 2021 compensation, respectively, in the “Salary” column in the Summary Compensation Table, which was contributed by Mr. Srega from his compensation in those years. Also included in the reported amount is the value of contributions to and earnings on amounts contributed by Mr. Srega and Mr. Srega’s former employer prior to his employment with Bruker, which amounts were carried forward into the personal pension scheme following commencement of Mr. Srega’s employment in 2013.

There were no withdrawals or distributions from Mr. Srega’s personal pension scheme during 2023. Further information on the personal pension scheme established for Mr. Srega is included above under the heading “Pension Benefits—Retirement Plan for Mr. Srega.”

39	Bruker Proxy Statement 2024

Securities Authorized For Issuance Under Equity Compensation Plans

The following table summarizes information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2023:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,669,607	$49.09	5,588,954
Equity compensation plans not approved by security holders	N/A	N/A	N/A
	1,669,607	$49.09	5,588,954

The 2016 Plan, was approved by our stockholders in May 2016. The 2016 Plan has a term of 10 years and provides for the issuance of up to 9,500,000 shares of our common stock.

Potential Payments upon Termination or Change-in-Control

The following information describes and quantifies certain compensation and benefits that would have been payable under existing agreements, plans, and arrangements if the named executive officer’s employment had terminated on December 31, 2023, given his compensation and service levels as of that date. These benefits are in addition to the benefits to which the named executive officer was already entitled or in which he was vested as of such date, as well as certain benefits that are generally available to salaried employees. Due to the number of factors that affect the nature and amount of the compensation and benefits potentially payable upon the events described below, any amounts actually paid or distributed may be different than those shown in the table. Factors that could affect these amounts include the nature of or basis for such termination, the timing during the year of any such event, whether and when a named executive officer decides to exercise stock options and our stock price on that date and the exercise of discretion by the Board or Compensation Committee regarding the payment of compensation and benefits.

Severance Benefits. The cash severance benefits contained in the employment agreements for Mr. Srega and Dr. Busse, and the amounts each would be paid in connection with a termination of employment within six months of a change in voting control of Bruker are described in the Compensation Discussion and Analysis section of this Proxy Statement under the heading “Employment Contracts, Termination of Employment and Change in Control Arrangements.” Other than as contained in such agreements, we do not have arrangements with any of our other named executive officers, including Dr. Laukien, Mr. Herman and Dr. Munch, which provide cash severance benefits in the event of termination of employment or a change in control of Bruker.

Equity Awards. The unvested equity awards held by each of the named executive officers as of December 31, 2023 are described above in the 2023 Outstanding Equity Awards table. Each of the stock option and restricted stock awards granted prior to May 20, 2016 were granted pursuant to our 2010 Plan. Each of the equity-based awards granted on or after May 20, 2016 were granted pursuant to our 2016 Plan. In accordance with the terms of the 2010 Plan and the 2016 Plan and our related award agreements, except as noted below, no accelerated vesting of stock options, RSUs or restricted stock awards would have occurred as of December 31, 2023 in the event of a voluntary termination by a named executive officer or an involuntary termination by us, whether with or without cause. Generally, upon termination of employment, (a) any unvested restricted stock is forfeited and (b) the participant has a period of 90 days from termination to exercise any vested option awards (or, if earlier, until the option expiration date). However, in the event of termination for cause, including as a result of dishonesty with respect to Bruker or any of our affiliates, breach of fiduciary duty, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, material failure or refusal to comply with our published policies generally applicable to all employees or conduct materially harmful to the business of Bruker or any of our affiliates, all vested and unexercised options and unvested RSU or restricted stock awards are forfeited immediately upon termination. Additionally, in the event of death or disability of a plan participant, including any named executive officer, (a) any unvested RSUs or restricted stock awards will become vested and (b) all vested stock options will remain exercisable for a period of 90 days following such event (or, if earlier, until the stock option expiration date).

The Compensation Committee has discretion to revise or amend outstanding equity awards and may, at its discretion, accelerate vesting of any unvested option, RSU or stock awards, including in connection with a “Change in Control” of Bruker, as defined in our 2010 Plan or 2016 Plan, as applicable. Under these plans, a “Change in Control” occurs if: (a) within one year of any merger, consolidation, sale of a substantial part of our assets, or contested election, the persons who were directors of Bruker immediately before such transaction cease to constitute a majority of the Board of Bruker or a successor to Bruker; (b) if, as a result of any such transaction, we do not survive as an entity, or our shares are changed into the shares of another corporation unless the stockholders of Bruker immediately prior to the transaction own a majority of the outstanding shares of such other corporation immediately following the transaction; (c) any person or group who owned less than 20% of our outstanding Common Stock at the

Bruker Proxy Statement 2024	40

time of adoption of the 2010 Plan or 2016 Plan, as applicable, acquires ownership of fifty percent or more of our outstanding Common Stock; (d) the dissolution or liquidation of Bruker is approved by its stockholders; or (e) the members of the Board as of the adoption dates of the 2010 Plan or 2016 Plan cease to represent at least two thirds of the Board, subject to certain exceptions.

Additionally, with respect to awards granted pursuant to the 2016 Plan, in the event of a Change in Control, if (a) an award is assumed or continued (including through conversion or substitution for a substantially similar award of the successor) and, within twenty four (24) months following the Change in Control (or such shorter period as specified in the applicable award agreement), the executive officer’s employment is terminated without cause or is voluntarily terminated for good reason, or a double trigger provision, or (b) an award is not assumed or continued, any then outstanding awards of stock options will vest and become fully exercisable and any outstanding unvested awards of RSUs that are not performance-based will be treated as vested.

The values of (i) unvested in-the-money stock options that would have been received by each of the named executive officers in the event of acceleration upon a Change in Control, assuming the Change in Control was effective December 31, 2023 and (ii) unvested restricted stock that would have been received by each of the named executive officers in the event (a) of acceleration upon a Change in Control, assuming the Change in Control was effective December 31, 2023 or (b) of the death or disability of the respective named executive officer are set forth in the following table. All calculations are based on a price per share equal to the Nasdaq closing price of $73.48 per share on December 31, 2023.

Name	Unvested In-the- Money Stock Options ($)	Unvested Restricted Stock Units ($)
Frank H. Laukien	555,098	7,084,574
Gerald N. Herman	290,785	2,094,400
Falko Busse	113,938	806,443
Mark R. Munch	337,492	2,278,174
Juergen Srega	279,626	1,905,998

Retirement Plans. The retirement plans provided for Mr. Srega and Dr. Busse are described under the heading “Pension Benefits” above.

In the event of termination of employment as of December 31, 2023 by reason of death, Mr. Srega’s beneficiary would have been entitled to receive an estimated lump-sum payment of $896,039, which amount is payable in Euros and converted to U.S. Dollars based on the midpoint conversion rate of €1.0=$1.0816 as of December 31, 2023.

In the event of termination of employment as of December 31, 2023, other than for reason of death or disability, Dr. Busse would have been entitled to receive a lump-sum payment in the amount of $771,730. In the event of disability as of December 31, 2023, Dr. Busse would have been entitled to receive an annual disability pension in the amount of $405,588. In the event of death as of December 31, 2023, Dr. Busse’s spouse would have been entitled to annual survivor benefits of $243,353. Amounts reported for Dr. Busse, which are payable in Swiss Francs, are converted to U.S. Dollars based on the midpoint conversion rate of CHF 1.0=$1.1885 as of December 31, 2023.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following disclosure about the ratio of the annual total compensation of Dr. Laukien, our Chairman, President and Chief Executive Officer, to the annual total compensation of our median employee.

For 2023, the annual total compensation of our median employee was $74,818. The 2023 annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included in this Proxy Statement, was $5,940,163. Based on this information, the ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our median employee in 2023 was 79 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For purposes of reporting annual total compensation and the ratio of annual total compensation of the Chief Executive Officer to the median employee, both the Chief Executive Officer and median employee’s annual total compensation were calculated consistent with the disclosure requirements of executive compensation under the Summary Compensation Table.

To identify the median employee, we examined the 2023 target total cash compensation, including annualized base salaries plus target performance bonus, incentive pay and commissions, for all individuals, excluding our Chief Executive Officer, who were employed by us as of October 31, 2023, as reflected in our payroll records. In accordance with Item 402(u) and instructions thereto, we included all 9,117 full-time, part-time, temporary and seasonal employees as of such date. We selected target total cash compensation for all employees as a consistently applied compensation measure because we do not widely distribute annual equity awards to employees and because we believe that this measure reasonably reflects the total annual compensation of our employees. For purposes of calculating the target total cash compensation of our non-U.S. employees, we converted local currencies at the applicable 2023 average exchange rates as of October 31, 2023. This process resulted in the identification of an employee whose compensation was anomalous, as that individual was newly hired in 2023. As a result, we substituted an employee near the median whose compensation was viewed as more representative of our median employee.

41	Bruker Proxy Statement 2024

Pay Versus Performance Disclosure

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Act, we provide the following disclosure regarding executive compensation for our principal executive officer, or the PEO, and Non-PEO named executive officers, or the Non- PEO NEOs, and Company performance for the fiscal years listed below.

Value of Initial Fixed $100 Investment Based on: (4)
Year	Summary Compensation Table Total for Frank H. Laukien, Ph.D.(1) ($)	Compensation Actually Paid to Frank H. Laukien, Ph.D. (1),(2),(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (1) ($)	Average Compensation Actually Paid to Non-PEO NEOs (1),(2),(3) ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income ($)	Non- GAAP Diluted EPS (5)
2023	5,858,761	6,267,895	1,937,106	2,094,178	145.89	104.55	428.5	$2.58
2022	5,057,195	1,862,866	1,707,689	791,613	135.30	118.35	298.5	$2.34
2021	5,594,539	14,300,157	1,966,675	3,821,804	165.58	172.65	280.6	$2.10
2020	4,081,963	5,086,157	1,464,473	1,745,100	106.58	135.89	161.4	$1.35

(1)
Frank H. Laukien, Ph.D. was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022	2023
Gerald N. Herman	Gerald N. Herman	Gerald N. Herman	Gerald N. Herman
Mark R. Munch, Ph.D.	Mark R. Munch, Ph.D.	Mark R. Munch, Ph.D.	Mark R. Munch, Ph.D.
Juergen Srega	Juergen Srega	Juergen Srega	Juergen Srega
Falko Busse, Ph.D.	Falko Busse, Ph.D.	Falko Busse, Ph.D.	Falko Busse, Ph.D.

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non- PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the “Stock Awards” and “Option Awards” columns set forth in the Summary Compensation Table. Amounts in the "Average Exclusion of Change in Pension Value for Non-PEO NEOs" column reflect the amounts attributable to the Change in Pension Value reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column presented in the Summary Compensation Table. Amounts in the "Average Inclusion of Pension Service Cost for Non-PEO NEOs” are based on the service cost for services rendered during the listed year and amounts in the “Average Inclusion for Prior Service Cost for Non-PEO NEOs” are based on the cost of pension benefits resulting from a plan amendment or initiation during 2023.

Year	Summary Compensation Table Total for Frank H. Laukien, Ph.D. ($)	Exclusion of Stock Awards and Option Awards for Frank H. Laukien, Ph.D. ($)	Inclusion of Equity Values for Frank H. Laukien, Ph.D. ($)	Compensation Actually Paid to Frank H. Laukien, Ph.D. ($)
2023	5,858,761	(3,326,420)	3,735,554	6,267,895
2022	5,057,195	(3,241,398)	47,069	1,862,866
2021	5,594,539	(3,158,589)	11,864,207	14,300,157
2020	4,081,963	(2,391,204)	3,935,398	5,086,157

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion for Prior Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	1,937,106	—	(800,838)	33,978	49,509	874,423	2,094,178
2022	1,707,689	—	(780,594)	22,580	—	(158,062)	791,613
2021	1,966,675	—	(887,070)	25,527	—	2,716,672	3,821,804
2020	1,464,473	—	(813,899)	35,553	—	1,058,973	1,745,100

Bruker Proxy Statement 2024	42

The amounts in the Inclusion of Equity Values columns in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Frank H. Laukien, Ph.D. ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Frank H. Laukien, Ph.D. ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Frank H. Laukien, Ph.D. ($)	Total - Inclusion of Equity Values for Frank H. Laukien, Ph.D. ($)
2023	3,820,311	289,562	(374,319)	3,735,554
2022	3,791,720	(1,634,164)	(2,110,487)	47,069
2021	3,414,084	4,953,463	3,496,660	11,864,207
2020	3,992,454	555,746	(612,802)	3,935,398

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non- PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non- PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	899,974	64,782	(90,333)	874,423
2022	710,201	(404,274)	(463,989)	(158,062)
2021	929,504	1,113,335	673,833	2,716,672
2020	1,072,845	98,228	(112,100)	1,058,973

(4)
The Peer Group TSR set forth in this table utilizes the SIC Code 3826 Laboratory Analytical Instruments Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the SIC Code 3826 Laboratory Analytical Instruments Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)
We determined Non-GAAP Diluted EPS to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2023. See Appendix A for our definition of non-GAAP diluted earnings per share. This performance measure may not have been the most important financial performance measure for prior years and we may determine a different financial performance measure to be the most important financial performance measure in future years.

43	Bruker Proxy Statement 2024

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, the cumulative TSR over the four most recently completed fiscal years for the Company, and the cumulative return of the SIC Code 3826 Laboratory Analytical Instruments Index TSR over the same period.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the four most recently completed fiscal years.

Bruker Proxy Statement 2024	44

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Non-GAAP Diluted EPS

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Non-GAAP Diluted EPS during the four most recently completed fiscal years.

Tabular List of the Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and non-PEOs for 2023 to Company Performance. The measures in this table are not ranked. See Appendix A for our definitions of these financial performance measures.

Organic Revenue Growth
Non-GAAP Operating Profit
Non-GAAP Diluted Earnings Per Share (EPS)

45	Bruker Proxy Statement 2024

RELATED PERSONS TRANSACTIONS

Review and Approval of Transactions with Related Persons

We have adopted a written Related Person Transactions Policy, or the RPT Policy, that prohibits transactions involving Bruker and any related person, except in accordance with the RPT Policy. For purposes of the RPT Policy, “related persons” include (a) our executive officers, directors, director nominees, greater than 5% stockholders and any immediate family members of the foregoing and (b) any firm, academic department or other entity in which any of the foregoing persons is employed or is a partner or principal or holds a similar position or in which such person has more than a 10% beneficial ownership interest. The RPT Policy applies to (i) any transaction or series of transactions in which we are a participant and in which any related person has a direct or indirect interest, other than product or service sales or purchases entered into in the ordinary course of business involving aggregate amounts of less than $50,000 annually, and (ii) any material modification of an existing transaction.

Our RPT Policy provides for standing pre-approval of certain categories of transactions with related persons, including:

■
transactions involving indebtedness for ordinary business travel and expense payments and similar indebtedness transactions arising in the ordinary course of business;
■
transactions in which a related person’s interest arises solely from the ownership of a class of our equity securities and in which all holders of that class of equity securities receive proportional benefits;
■
transactions involving compensation to executive officers approved, or recommended to the Board for approval, by the Compensation Committee; and
■
transactions involving compensation to directors for services as a director of Bruker.

Under our RPT Policy, any related person transaction not in one of the preceding categories must be submitted to our Executive Vice President and Chief Financial Officer for review and approval. Related person transactions involving amounts of $500,000 or less, and product or service sales and purchases in the ordinary course of business involving aggregate amounts of $50,000 or more annually, are subject solely to review and approval, ratification, amendment, termination or rescission by our Executive Vice President and Chief Financial Officer. Any transaction in excess of $500,000 (other than a transaction involving product or service sales or purchases in the ordinary course of business), must also be forwarded to the Audit Committee for review and approval, ratification, amendment, termination or rescission, at the discretion of the Audit Committee.

In reviewing such transactions, our Executive Vice President and Chief Financial Officer and/or Audit Committee, as applicable, evaluates all material facts relating to the transaction and takes into account, among other factors deemed appropriate, the related person’s relationship to Bruker and interest in the transaction, the terms of the transaction, including its aggregate value, whether the transaction is in the best interests of Bruker, the impact on a director’s independence in the event the related person is a director, a family member of a director, or an entity in which a director is a partner, stockholder or executive officer and, if applicable, the availability of other sources of comparable products or services and whether the transaction is on terms comparable to the terms available to an unrelated third party. Neither the Executive Vice President and Chief Financial Officer nor any member of the Audit Committee may participate in the review of any transaction involving such person or any of his or her immediate family members.

Our Executive Vice President and Chief Financial Officer must report to the Audit Committee any approval or other action taken with respect to a related party transaction at or prior to the next Audit Committee meeting following such approval or other action. Additionally, our management must provide to the Audit Committee an annual report of any amounts paid or payable to, or received or receivable from, any related person. The Audit Committee is responsible for reviewing such reports and may make inquiries or take such actions as it deems appropriate upon consideration of all of the relevant facts and circumstances.

2023 Transactions with Related Persons

Dr. Dirk Laukien (half-brother of Dr. Frank H. Laukien), Mr. Joerg Laukien (brother of Dr. Frank H. Laukien), and Ms. Laukien- Kleiner (the stepmother of Dr. Frank H. Laukien) are co-owners of ZeroC Project GmbH, or ZeroC, which rents one property located in Faellanden, Switzerland to Bruker BioSpin AG:

■
Pursuant to the Lease Agreement, dated December 17, 2020, Bruker BioSpin AG paid $243,680 in rent to ZeroC for the property located at Taemperlistrasse 8 in 2022. The Lease Agreement supersedes the Lease Agreements dated January 1, 2009, and June 1, 2012, which were terminated as of December 31, 2020.

Payments under the terms of the foregoing lease were equal to the estimated fair market value of the respective rental. The disclosed rent amounts are based on actual payments in Swiss Francs converted to U.S. Dollars at a conversion rate of CHF 1.0 =$1.1146, which represents the 2023 applicable average midpoint foreign exchange rate.

Dr. Dirk Laukien, half-brother of Dr. Frank H. Laukien, is the sole owner of QA Group, LLC DBA Quantum Analytics, an analytical equipment leasing business. In 2023, Quantum Analytics purchased $593,160 in equipment from Bruker to lease to third parties. All sales to Quantum Analytics were made in the ordinary course of business and comparable to those that would have been reached by unrelated parties in arm’s-length transactions.

Bruker Proxy Statement 2024	46

Additionally, a Bruker subsidiary, Bruker Japan K.K., made equipment sales in the ordinary course of business to Asahi Kasei Corporation totaling $3.1 million in 2023. These sales were contracted at comparable market rates that would have been reached by unrelated parties in arm’s length transactions. Our Board of Directors member, Mr. Richard Packer, is Primary Executive Officer of Asahi Kasei Corporation and leader of Asahi Kasei’s healthcare business unit.

Dr. Meike Hamester, the wife of Juergen Srega, the President of Bruker CALID Group, is employed by our Bruker Daltonik GmbH subsidiary as the VP, SPR & MPP Products. During 2023, Dr. Meike Hamester received a total compensation of $188,437, which consists of base pay plus bonuses and an equity award in 2023. The combined value of Dr. Meike Hamester’s base and bonuses is converted to U.S. dollars at a converted rate of €1.0=$1.0816, representing the 2023 period average applicable foreign exchange rate and added to the value of the equity award. Her compensation is consistent with our total compensation philosophy, where responsibilities and experience are considered within the overall compensation package. Dr. Meika Hamester continues to be an employee of Bruker Daltonik GmbH, and she may receive compensation and other benefits in 2024 in amounts similar to those she received in 2023.

Dr. Venita Busse, the wife of Falko Busse, the President of Bruker BioSpin Group, is employed by Bruker Switzerland AG, as the Director of Business Incubation & Strategy. During 2023, Dr. Venita Busse received a total compensation of $128,009, which consists of base pay plus bonuses and an equity award in 2023. The combined value of Dr. Venita Busse’s base and bonuses is converted to U.S. dollars at a converted rate of €1.0=$1.0816 and CHF1.0=$1.1136 as she was paid in Euros from January to June and Swiss Francs from July through December, representing the 2023 period average applicable foreign exchange rate and added to the value of the equity award. Her compensation is consistent with our total compensation philosophy, where responsibilities and experience are considered within the overall compensation package. Dr. Venita Busse continues to be an employee of Bruker Switzerland AG, and she may receive compensation and other benefits in 2024, similar to those she received in 2023.

Delinquent Section 16(A) Reports

Section 16(a) of the Exchange Act and the rules promulgated thereunder require our officers and directors and persons owning more than 10% of our outstanding Common Stock to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all these filings. We believe, based solely upon a review of reports and amendments thereto filed on EDGAR during and with respect to our fiscal year ended December 31, 2023, that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during fiscal 2023, except for a late Form 4 filed on behalf of Dr. Frank H. Laukien on March 12, 2024, reporting one transaction completed on behalf of Dr. Laukien on December 16, 2023.

47	Bruker Proxy Statement 2024

AUDIT COMMITTEE REPORT

The Audit Committee, which operates pursuant to a written charter, assists the Board in fulfilling its oversight responsibilities by reviewing Bruker’s financial reporting process on behalf of the Board. Management is responsible for Bruker’s internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards.

PricewaterhouseCoopers LLP, or PwC, Bruker’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of Bruker’s consolidated financial statements with generally accepted accounting principles and on the effectiveness of Bruker’s internal control over financial reporting. The Audit Committee is responsible for overseeing and monitoring these practices. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures.

In this context, the Audit Committee reviewed and discussed with management and PwC, among other things, the scope of the audit to be performed, the results of the audit performed, PwC’s audit of Bruker’s internal control over financial reporting and the independent registered public accounting firm’s fees for the services performed. Management represented to the Audit Committee that Bruker’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about Bruker’s audited financial statements included the auditors’ judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures.

The Audit Committee also discussed with PwC other matters required by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight, or PCAOB, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. PwC also provided to the Audit Committee written disclosures and the letter required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence. The Audit Committee discussed with PwC the registered public accounting firm’s independence from Bruker and considered the compatibility of non-audit services with PwC’s independence.

Based on the Audit Committee’s discussion with management and PwC, and the Audit Committee’s review of the representations of management and the report of PwC to the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC.

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of Bruker under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Audit Committee of the Board of Directors.

John A. Ornell, Chair

Adelene Q. Perkins

Robert J. Rosenthal

Bruker Proxy Statement 2024	48

PROPOSAL NO. 2

ADVISORY VOTE ON THE 2023 COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Board recognizes the interest our stockholders have in the compensation of our executives. In recognition of that interest and as required by the Dodd-Frank Act and SEC rules, we are providing our stockholders the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC.

The compensation of our named executive officers is disclosed in the CD&A, the compensation tables, and the related disclosures contained in this Proxy Statement. As described in our CD&A, we have adopted an executive compensation philosophy designed to deliver competitive total compensation, upon the achievement of financial and/or strategic performance objectives, which we believe will attract, motivate and retain leaders who will drive the creation of stockholder value. In order to implement that philosophy, the Compensation Committee has established a disciplined and rigorous process for the adoption of executive compensation programs and individual executive officer pay actions.

We believe that our compensation policies and decisions are focused on pay-for-performance principles, are strongly aligned with the long-term interests of our stockholders and provide an appropriate balance between risk and incentives. Stockholders are urged to read the CD&A section of this Proxy Statement, which discusses in greater detail how our compensation policies and procedures implement our executive compensation philosophy. We are asking our stockholders to indicate their support for our named executive officer compensation, as described in this Proxy Statement, by approval of the following resolution:

“RESOLVED, that the compensation paid to Bruker’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Your vote on this Proposal No. 2 is advisory, and therefore not binding on us, the Compensation Committee, or the Board. However, our Board and our Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions.

The Board recommends a vote “FOR” the approval, on an advisory basis, of the 2023 compensation of the named executive officers, as disclosed in the CD&A, the compensation tables, and related narratives in this Proxy Statement.

49	Bruker Proxy Statement 2024

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has been our independent registered public accounting firm since June 1, 2016, and has been selected by the Audit Committee of the Board as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Although we are not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. In the event that the stockholders fail to ratify the appointment, the Audit Committee will investigate the reasons for this failure and will reconsider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent public accounting firm during the year if the Audit Committee believes that such a change would be in the best interests of Bruker and our stockholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the 2024 Annual Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate stockholder questions.

The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2024.

Independent Registered Public Accounting Firm

Fees billed to us by our independent registered public accounting firm for fiscal years 2023 and 2022, all of which were approved by the Audit Committee, consisted of the following:

	2023 ($)	2022 ($)
Audit Fees	9,526,749	8,657,170
Audit Related Fees	20,000	80,380
Tax Fees	1,917,911	2,779,170
All Other Fees	9,500	11,050
Total Fees	11,489,160	11,527,770

Audit Fees. Audit fees for the years ended December 31, 2023, and 2022 were for the audit of our annual consolidated financial statements, including the integrated audit of internal control over financial reporting, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, audits of statutory filings, comfort letter procedures and review of other regulatory filings.

Audit-Related Fees. Audit-related fees include amounts related to due diligence services related to mergers and acquisitions.

Tax Fees. Tax fees for the years ended December 31, 2023, and 2022 were for tax services provided to us, including tax compliance, tax advice and planning.

All Other Fees. All other fees for the years ended December 31, 2023, and 2022 relate to license fees for a web-based accounting research tool.

The Audit Committee approved 100% of the fees described above in accordance with the policy described below.

Audit Committee Pre-Approval Policies and Procedures

In order to ensure that audit and permissible non-audit services proposed to be performed by our independent registered public accounting firm do not impair the auditor’s independence from Bruker, the Audit Committee has adopted, and the Board has ratified, the following pre-approval policies and procedures.

Policies

Before engaging the independent registered public accounting firm to render the proposed service, the Audit Committee must either (i) approve the specific engagement, or specific pre-approval, or (ii) enter into the engagement pursuant to pre-approval policies and procedures established by the Audit Committee, or general pre-approval, provided the policies and procedures are detailed for the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to management. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee will add to or subtract from this list of general pre-approved services from time to time, based on subsequent determinations.

Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee.

Bruker Proxy Statement 2024	50

For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s and the PCAOB’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. All such factors are considered as a whole, and no one factor will necessarily be determinative.

The Audit Committee also considers the relationship between fees for audit and permissible non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Procedures

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee, even if previously generally pre-approved.

Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and the Executive Vice President and Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Audit Committee monitors the performance of all services provided by the independent auditor and assesses whether such services are in compliance with this policy.

51	Bruker Proxy Statement 2024

other Information

Stockholder Communications

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond as it deems appropriate. J. Brent Alldredge, Secretary of Bruker, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that Mr. Alldredge considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board or an individual director should address such communications to J. Brent Alldredge, Secretary, at Bruker Corporation, 40 Manning Road, Billerica, MA 01821.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers or other nominees, to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers or other nominees’ household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker, other nominee or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time, and we will then promptly deliver, a copy of our annual report or proxy statement, by sending a written request to us at: Bruker Corporation, Attn: Secretary, 40 Manning Road, Billerica, Massachusetts 01821 or calling us at: 1-978-313-5800.

If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker or other nominee if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to us at: Bruker Corporation, Attn: Secretary, 40 Manning Road, Billerica, Massachusetts 01821 or calling us at: 1-978-313-5800.

Time for Submission of Stockholder Proposals

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may submit proposals for inclusion in Bruker’s Proxy Statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to Bruker in a timely manner.

In order to submit a proposal for inclusion in the proxy materials for the 2025 Annual Meeting of Stockholders, a stockholder must do so in accordance the procedures set forth in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by us no later than December 20, 2024 the 120th day prior to the first anniversary of the date on which this Proxy Statement was first mailed to our stockholders.

Additionally, under our Amended and Restated Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to J. Brent Alldredge, Secretary, at Bruker Corporation, 40 Manning Road, Billerica, MA 01821 (containing certain information specified in the Amended and Restated Bylaws) not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting (i.e., with respect to the 2025 Annual Meeting, no earlier than January 30, 2025 and no later than March 1, 2025).

In addition to satisfying the foregoing advance notice requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s director nominees must provide notice that includes the information required by Rule 14a-19 under the Exchange Act no later than March 31, 2025, which is 60 days prior to the anniversary date of the 2024 Annual Meeting date.

Other Matters

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this Proxy Statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

Bruker Proxy Statement 2024	52

Annual Report

A copy (without exhibits) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 is included in the 2023 Annual Report provided to stockholders with this Proxy Statement. We will provide an additional copy of the 2023 Annual Report (without exhibits) to any stockholder, without charge, upon written request of such stockholder. Such requests should be addressed to the attention of Investor Relations at Bruker Corporation, 40 Manning Road, Billerica, Massachusetts 01821.

By order of the Board

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

53	Bruker Proxy Statement 2024

APPENDIX A: RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

Our company reports its financial results in accordance with accounting principles generally accepted in the United States of America (GAAP). However, we believe that certain non-GAAP financial measures provide additional clarity in understanding our results of operations and trends as follows:

▪
2023 Performance reflects results, after adjustments for restructuring costs, acquisition-related costs, purchased intangible amortization, information technology transformation costs, impairment, and the exclusion of acquisitions not included in our 2023 business plan goal, relative to the threshold performance level established by the Compensation Committee for the executive officer’s 2023 ICP for the corresponding financial goal.
▪
Currency-Adjusted Revenue Increase is the difference between our 2023 and 2022 actual results. Currency-Adjusted Revenue Increase is determined by applying the 2023 business plan exchange rates to local currency results, which resulted in a $27.1 million upward adjustment. Currency-Adjusted Revenue Increase also includes a $16.2 million downward adjustment associated with acquisitions not included in our 2023 business plan goal.
▪
We define the term Non-GAAP Operating Profit as GAAP Operating Profit, excluding the effects of certain restructuring costs, acquisition and related integration expenses, amortization of acquired intangible assets and other non-operational costs. The change in Non-GAAP Operating Profit is the difference between our 2023 and 2022 non-GAAP results and has been adjusted upward $33.9 million for the impact associated with an inventory revaluation loss, pre-acquisition costs and acquisitions not included in our 2023 business plan goal.
▪
We define the term Organic Revenue as GAAP revenue excluding the effect of changes in foreign currency translation rates and the effect of acquisitions and divestitures, and believe it is a useful measure to evaluate our continuing business.
▪
We define the term Non-GAAP Diluted Earnings Per Share, or Non-GAAP Diluted EPS, as GAAP diluted earnings per share excluding the effects of certain restructuring costs, acquisition and related integration expenses, amortization of acquired intangible assets and other non-operational costs.
▪
The change in the Working Capital Ratio is the difference between the 2023 actual results and the 2023 ICP threshold.
▪
The change in Non-GAAP Earnings Per Share (EPS) is the difference between the 2023 and 2022 non-GAAP results.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our company’s reported results prepared in accordance with GAAP.

Additional information regarding our use of other non-GAAP financial measures, including how we define and calculate such non-GAAP financial measures, is included beginning on page 38 under Part II, Item 7— Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 29, 2024.

Below is a reconciliation of GAAP and Non-GAAP financial measures found on pages 28 through 31.

	2023	2022
Operating Profit	$436.9	$432.7
Non-GAAP Adjustments:
Restructuring Costs	22.3	4.8
Acquisition-Related Costs	19.3	19.7
Purchased Intangible Amortization	47.1	37.1
Other Costs	20.7	11.3
Total Non-GAAP Adjustments	109.4	72.9
Non-GAAP Operating Profit	$546.3	$505.6

Bruker Proxy Statement 2024	54

	2023	2022
GAAP EPS (Diluted)	$2.90	$1.99
Non-GAAP Adjustments:
Restructuring Costs	0.15	0.03
Acquisition-Related Costs	0.13	0.13
Purchased Intangible Amortization	0.32	0.25
Other Costs	0.14	0.06
Interest and other income (expense), net	(0.88)	—
Income Tax Rate Differential	(0.18)	(0.12)
Total Non-GAAP Adjustments	(0.32)	0.35
Non-GAAP EPS (Diluted)	$2.58	$2.34

55	Bruker Proxy Statement 2024

BRUKER SCAN TO VIEW MATERIALS & VOTE INLACER CORPORATION GOAMENCAN STOCK 201 IN AVEVLE DKNY 11219 VOTE BY INTERNET Before The Mouthg-Go to www.peaketa.com or scan the QR Barcode above Use the Intemet to transmit voting instructions and for electronic devery of information up un 11:50 PM. Eastar Time on May 21, 2024. Have the proxy card in hand when accessing the web site and follow the instructions to obtain record and to create an electronic voong instruction form. During The Moating-Go to warbalharsholders.stng.com/BRKR2024 You may attend the meeting via the Intamat and vote during the mosting Have the information that is primed in the box marked by the arrow available and folow the instructions. VOTE BY PHONE-1-800-600-6903 Use any touch-tone talaphone to transmit voting instructions up until 11 SDPM.Eastern Time on May 21, 2004. Have the proxy card in hand when calling and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vota Processing c/o Broadridge, 51 Mercedes Way. Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: BRUKER CORPORATION V39339-P10166 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All All All Except The Board of Directors recommends you vote FOR each of the following director nominoes: 0 0 0 1. Election of three Class II directors to save for a three-year To withhold authority to vote for any IndMdual nomineels, mark 'For All Except and write the numbers of the nomineet on the Ine below KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY ୮ ך term expiring in 2027. Nominos: 01) Willam A. Unton 02) Adelene Q. Perkins 03) Robert & Rosenthal The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Approval on an advisory basis of the 2023 compensation of our named executive officers, as discussed in the Proxy Statement 0 0 0 3. December 31, 2024. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending 0 0 0 NOTE: In the discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjoumment or postponement thereof. Please sign exactly as your namels) appears) hereon. When signing as attomey executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally Allholders must sign if a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature PLEASE SIGN WITHIN BOK Date Signature (oint Owners) Date

BRUKER

BRUKER CORPORATION
C/O AMERICAN STOCK TRANSFER
6201 FIFTEENTH AVENUE
BROOKLYN, NY 11219

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 29, 2024. Have the proxy card in hand when accessing the web site and follow the instructions to obtain records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BRKR2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit voting instructions up until 11:59 P.M. Eastern Time on May 29, 2024. Have the proxy card in hand when calling and then follow the instructions.

V49750-P10166 KEEP THIS PORTION FOR YOUR RECORDS

BRUKER CORPORATION

	For All	Withhold All	For All Except
1. Election of three Class III directors to serve for a three-year term expiring in 2027.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) William A. Linton
02) Adelene Q. Perkins
03) Robert J. Rosenthal

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V39340-F10166 BRUKER CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Frank H. Laukien, Gerald N. Herman and J. Brent Alldredge, or any one of them, with power of substitution, Proxies to vote at the Bruker Corporation Annual Meeting of Stockholders on May 22, 2024 (the "2024 Annual Meeting") and any adjournments or postponements thereof, all shares of common stock of Bruker Corporation that the undersigned is entitled to vote at such meeting on matters which may come before the 2024 Annual Meeting in accordance with and as more fully described in the Notice of Annual Meeting of Stockholders and the Proxy Statement. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed, but no Instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" each of the nominees for director in Proposal 1, "FOR" Proposal 2, and "FOR" Proposal 3, each of which Is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the named Proxies on any other matter that may properly come before the meeting and any adjournment or postponement thereof. Continued and to be signed on reverse side